UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Sunstone Hotel Investors, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Dear Stockholder:

It is a pleasure to invite you to the 2023 annual meeting of stockholders (the “Annual Meeting”) of Sunstone Hotel Investors, Inc. (“Sunstone”), a Maryland corporation, to be held at the Hyatt Regency San Francisco hotel, located at 5 Embarcadero Center, San Francisco, CA 94111, on Thursday, May 4, 2023 at 8:30 a.m. local time, for the following purposes:

1.	Election of seven directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.	Advisory vote to approve the compensation of Sunstone’s Named Executive Officers, as set forth in the proxy statement for Sunstone’s Annual Meeting (“Say-on-Pay Vote”);
4.	Advisory vote to approve the frequency of holding future Say-on-Pay Votes; and
5.	Transaction of other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $0.01 per share, at the close of business on March 6, 2023 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend the Annual Meeting, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided or, if you own shares through a bank or broker that provides for voting by telephone or over the Internet, by submitting your authorization to vote by telephone or over the Internet in accordance with your bank’s or broker’s instructions. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our Board of Directors’ recommendations.

We would like to take this opportunity to thank you for your support of Sunstone. We believe that our continued refinement of our compensation and corporate governance practices, coupled with our commitment to building long–- term value, positions Sunstone for a promising future. We continue to focus on improvements to our corporate compensation and governance practices, as reflected by the following previously implemented initiatives: Proxy Access; Director Holdover Resignation Guidelines; Limitations on Stockholder Rights Plans; Right of Stockholders to Amend Company Bylaws; Restrictions on Classifying Directors; Anti-Hedging and Pledging policies; Clawback Policy; Double-Trigger accelerated vesting; a Pay-For-Performance structure that is aligned with both our stockholders and the expansion of Environmental, Social and Governance initiatives; and on-going Director refreshment and commitment to diversity.

Again, we thank you for your continued support and look forward to a promising future.

By Order of the Board of Directors

David M. Klein
Executive Vice President—General Counsel
and Secretary

March 22, 2023

WHEN:

May 4, 2023,
8:30 a.m. local time

WHERE:

Hyatt Regency San Francisco
5 Embarcadero Center
San Francisco, CA 94111

AGENDA:

1. Election of seven directors to serve until the next annual meeting and until their successors are elected and qualified;

2. Ratify the appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2023;

3. Advisory Say-on-Pay Vote; and

4. Advisory Vote on the Frequency of Holding Future Say-on-Pay Votes

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 22, 2023

You are invited to Sunstone’s 2023 annual meeting of stockholders, or the Annual Meeting. Only stockholders of record at the close of business on March 6, 2023 are entitled to notice of and to vote at the Annual Meeting.

Stockholders can vote online, by telephone, by completing and returning the proxy card, or by attending the Annual Meeting. This Notice and the proxy card itself have detailed instructions for voting, including voting deadlines.

Internet Visit the website noted on your proxy card to vote online.	Telephone Use the toll-free telephone number on your proxy card to vote by telephone.	Mail Sign, date, and return your proxy card in the enclosed envelope to vote by mail.	In Person Cast your vote in person at the Annual Meeting.

Stockholders may revoke a proxy (change or withdraw their votes) at any time prior to the Annual Meeting by following the instructions in the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the Internet rather than mailing paper copies of the materials. This Proxy Statement and Sunstone’s annual report on Form 10–- K for the fiscal year ended December 31, 2022 (“Annual Report”) are available on the Internet at www.proxyvote.com. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.

The Notice of Internet Availability of Proxy Materials (“Notice Card”), has instructions on how to access and review our proxy materials online, as well as instructions for online or telephone voting. We sent the Notice Card to our stockholders on or about March 22, 2023. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice Card but would like to request paper copies of our proxy materials, you may do so by following the instructions described in the Notice Card.

TABLE OF CONTENTS (continued)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2023

This proxy statement and our Annual Report are available at our Investor Relations website at www.sunstonehotels.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so please read the entire proxy statement before voting. In addition, for more complete information about our 2022 financial performance, please see our Annual Report on Form 10–- K for the fiscal year ended December 31, 2022 available at www.sunstonehotels.com.

VOTING INSTRUCTIONS

Your vote is very important. For this reason, our Board of Directors (the “Board”), is soliciting the enclosed proxy to allow your shares of common stock, par value $0.01 per share, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2023 annual meeting of stockholders (“Annual Meeting”) of Sunstone Hotel Investors, Inc. “We,” “our,” the “Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc.

INVITATION TO THE
ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting on May 4, 2023, beginning at 8:30 a.m. local time.

The Annual Meeting will be held at:

Hyatt Regency San Francisco

5 Embarcadero Center

San Francisco, CA 94111

Record Date:
March 6, 2023

Number of Common Shares Eligible to Vote at the Meeting as of the Record Date:
208,232,682

Company Principal Executive Offices:
15 Enterprise, Suite 200 Aliso Viejo, California 92656

Date of First Mailing of Proxy Statement and Accompanying Materials to Stockholders:
March 22, 2023

VOTING MATTERS

Proposal	Matter	Board Recommendation	Page Reference
1	Election of Seven Directors Identified in this Proxy Statement	FOR each nominee	13

2	Ratification of Independent Registered Public Accounting Firm for 2023	FOR	22

3	Advisory Say-on-Pay Vote	FOR	23

4	Advisory Vote on the Frequency of Holding Future Say-on-Pay Votes	FOR every one year	25

2023 Proxy Statement	1

PROXY SUMMARY

DIRECTOR NOMINEES

			2023 Committee Membership and
	Director		Other Roles (1)			Other Public
Name, Age	Since	Primary Occupation	A	C	NCG	Company Boards
W. Blake Baird, 62	2016	Co-Founder, Chairman of the Board and Chief Executive Officer, Terreno Realty Corporation			. (Chair)	Terreno Realty Corporation
Andrew Batinovich, 64	2011	President and Chief Executive Officer, Glenborough, L.P.
Monica S. Digilio, 59	2020	Founder and Chief Executive Officer, Compass Advisors, LLC		(Chair)
Kristina M. Leslie, 58	2021	Former Chief Financial Officer, DreamWorks Animation	(Chair)			Rover Group, Inc.
Murray J. McCabe, 55	2016	Founder and Managing Partner, Montgomery Street Partners, L.P.
Verett Mims, 60	2021	Chief Financial Officer, Blum Capital Partners, L.P.				Sila Realty Trust, Inc.
Douglas M. Pasquale, 68 Chairman of the Board	2011	Founder and Chief Executive Officer, Capstone Enterprises Corporation				Alexander and Baldwin, Inc. Terreno Realty Corporation Dine Brands Global, Inc.

A – Audit CommitteeC – Compensation CommitteeNCG – Nominating and Corporate Governance Committee

(1)	Committee assignments reflect appointments that are expected to be made following the Annual Meeting.

2	Sunstone Hotel Investors

PROXY SUMMARY

Director Nominees' Diversity and Skills

Our Director nominees exhibit an effective mix of knowledge, skills, and experience, along with diversity of thoughts, backgrounds and perspectives. Three new independent directors joined the Board since 2020. The Nominating and Corporate Governance Committee and the Board seek a balanced mix of new and experienced directors.

	W. Blake	Andrew	Monica S.	Kristina M.	Murray J.	Verett	Douglas M.
	Baird	Batinovich	Digilio	Leslie	McCabe	Mims	Pasquale
Knowledge, Skills and Experience
Accounting / Financial	✓	✓	✓	✓	✓	✓	✓
Capital Markets	✓	✓	✓	✓	✓	✓	✓
Corporate Governance / Investor Relations	✓	✓	✓	✓	✓	✓	✓
Cyber Security		✓		✓		✓	✓
ESG / Corporate Responsibility	✓	✓	✓	✓	✓	✓	✓
Executive Leadership	✓	✓	✓	✓	✓	✓	✓
Hotels / Operations		✓	✓		✓	✓	✓
Human Resources / Compensation	✓	✓	✓	✓	✓	✓	✓
Legal		✓	✓	✓	✓	✓	✓
Board Experience	✓	✓	✓	✓	✓	✓	✓
Public Company REIT Experience	✓	✓	✓		✓	✓	✓
Real Estate Investments		✓			✓	✓	✓
Risk Management		✓	✓	✓	✓	✓	✓
Gender
Female			✓	✓		✓
Male	✓	✓			✓		✓
Race/Ethnicity
African American						✓
Asian / Pacific Islander
White / Caucasian	✓	✓	✓	✓	✓		✓
Hispanic / Latino
Native American

.

2023 Proxy Statement	3

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of transparency, stockholder-friendly corporate governance and the highest ethical standards. Our Board believes that these values provide the framework to support the Company in creating long-term stockholder value. Our detailed governance framework can be found in the Corporate Governance section of our website. The following highlights selections of this framework and adopted governance policies that we believe are in the best interests of our stockholders:

Board Independence	✔	All current directors are independent.
✔

All of our directors who served on the Board during 2022 attended 100% of the committee meetings on which they served. In 2022, the Board met ten times, with all directors attending each meeting except one director who missed one meeting for an excused family matter.

	✔	Our directors participate in ongoing director education.
Board Composition	✔	All directors are elected annually at the annual meeting of stockholders.
	✔	We maintain a majority vote standard in uncontested elections.
	✔	We hold annual Board and committee self-evaluations.
	✔	Commitment to include women and individuals from underrepresented communities in the qualified pool from which new director candidates are selected.
	✔	43% of our directors identify as women and 14% identify as ethnically diverse.
	✔	Commitment to Board refreshment with three new independent directors in the last three years.
Leadership Structure	✔

Our Chairman of the Board is independent of the Chief Executive Officer (“CEO”). The Chairman of the Board served as our Interim CEO from September 2, 2021 until March 7, 2022 when Bryan A. Giglia was named CEO. Upon the appointment of Mr. Giglia as CEO, the Board reverted to separate roles for the CEO and Chairman of the Board.

Board Committees	✔	Three standing Board committees (the “Committees”) – Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.
	✔	All Committees are comprised solely of independent directors.
	✔	All of our current Audit Committee members are “financial experts.”
	✔	Two of our Committees, Audit Committee and Compensation Committee, are chaired by women.
	✔	Executive sessions of independent directors are held at each regularly scheduled Board meeting.
Risk Oversight	✔

Our Board is responsible for risk oversight and delegates the oversight of key risks to specific committees; the Board and its Committees oversee management in its duty to assess and mitigate enterprise-level risks.

✔

Our Audit Committee oversees risk management as it relates to financial statements, fraud, and cybersecurity. Additionally, the review of management’s assessment of enterprise-level risks is conducted quarterly by the Audit Committee and annually by the full Board.

✔

Our Nominating and Corporate Governance Committee oversees risk management as it relates to our Environmental, Social and Governance program including climate change, resource scarcity, public disclosure strategy, Diversity, Equity, Inclusion and Belonging (“DEI&B”), board refreshment and human rights.

	✔	Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures, human capital and talent management plans and practices.
Communication	✔	We encourage a strong working relationship between the Chairman of the Board, other directors, the CEO and the President.
	✔	Directors have open access to senior management and all employees.

4	Sunstone Hotel Investors

PROXY SUMMARY

Stock Ownership & Governance	✔

Each independent director is required to own and retain shares of the Company’s common stock having a value equal to at least five times his or her annual cash retainer no later than January 1 of the year following the fifth anniversary of his or her election as a director.

✔

The CEO and the President are required to own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary no later than January 1 of the year following the fourth anniversary of his or her appointment to CEO or President.

✔

Each Executive Vice President is required to own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and each Senior Vice President who is considered an executive officer is required to own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary no later than January 1 of the year following the fourth anniversary of his or her appointment to such position.

	✔	We maintain a prohibition on any hedging or pledging of shares of Company stock.
	✔	We maintain a Clawback Policy.
	✔	We maintain a comprehensive insider trading policy.
Accountability to Stockholders	✔	We maintain a non-classified Board with annual election of all directors.
	✔	The Company is prohibited from classifying the Board without stockholder approval.
	✔	We maintain majority voting in uncontested director elections.
	✔	Common stock is the only class of voting securities outstanding.
	✔	We maintain proxy access.
	✔	We opted out of the Maryland Business Combination and Control Share Acquisitions Act (eliminating certain takeover defenses).
✔

We maintain a policy prohibiting the adoption of a stockholder rights plan or “poison pill” without prior stockholder approval, unless the plan provides that it will expire within 12 months of adoption absent ratification by the Company’s stockholders.

✔

We maintain a policy requiring the Board to accept a resignation tendered by a nominee who is already serving as a director if such nominee received more votes “against” or “withheld” than “for” on his or her election at each of two consecutive annual meetings of stockholders.

	✔	We provide stockholders access to our Board through on-going interactions and communication with our directors.
	✔	We maintain a stockholder’s right to amend our bylaws.
Environmental, Social and Governance	✔	Our Nominating and Corporate Governance Committee monitors our programs and initiatives on our Corporate Responsibility Program including environmental sustainability and social responsibility.

2023 Proxy Statement	5

PROXY SUMMARY

OUR COMPENSATION PRACTICES

Objectives. We seek to attract, motivate and retain our Named Executive Officers (“NEOs”) through competitive compensation arrangements that we believe, within appropriate risk parameters, provide strong financial incentives for the NEOs to maximize stockholder value. Our 2022 NEOs included Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz (the “Current NEOs”). In addition, per SEC rules, our former Interim CEO and former Executive Chairman, Douglas M. Pasquale was also an NEO for 2022. In order to achieve our objectives and mitigate compensation related risks to our stockholders, we utilize the following practices:

WHAT WE DO	WHAT WE DO NOT DO

✔ WE PAY FOR PERFORMANCE

Our executive compensation program is weighted towards performance-based at-risk compensation, rather than fixed compensation. Specifically, the at-risk portion of our executive compensation program is designed to reward performance relative to financial, stockholder return and other metrics that we believe best align management with stockholder interests.

✔ WE TIE OBJECTIVES TO CORPORATE STRATEGY

A portion of our NEOs’ individual objectives are tied to advancing the Company’s strategy of owning Long-Term Relevant Real Estate® as well as the achievement of Environmental, Social and Governance (“ESG”) initiatives.

✔ WE HAVE A COMPENSATION RECOVERY POLICY (“CLAWBACK POLICY”)

Each of our NEOs is subject to a compensation recovery policy that provides the Board the ability to recover portions of the employee’s incentive compensation following an accounting restatement due to fraudulent, willful or grossly negligent misconduct.

✔ WE REQUIRE OUR CEO AND OTHER NEOS TO HAVE A MEANINGFUL OWNERSHIP INTEREST IN THE COMPANY

Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the appointment to such position the CEO or President, Executive Vice Presidents and Senior Vice Presidents who are considered executive officers will own and retain shares of the Company’s common stock having a value equal to at least six times, three times and two times his or her annual base salary, respectively.

✔ WE HOLD AN ANNUAL SAY-ON-PAY VOTE

We conduct an annual Say-On-Pay advisory vote to solicit our stockholders’ view on our compensation programs.

✔ WE DESIGN COMPENSATION TO MITIGATE EXCESSIVE RISK TAKING

Our Compensation Committee regularly reviews the Company’s compensation plans and programs to ensure they are designed to create and maintain stockholder value and avoid encouraging excessive risk-taking.

✔ WE SOLICIT INDEPENDENT COMPENSATION ADVICE

Our Compensation Committee retains Ferguson Partners Consulting (“FPC”), an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

✘ WE DO NOT PROVIDE GUARANTEED INCENTIVE COMPENSATION

There are no minimum payout levels on either our annual incentive bonus plan or our equity incentive award plan. A material portion of our equity incentive award plan is tied to achievement of Relative Total Stockholder Return (“RSR”) objectives.

✘ WE DO NOT PAY “GROSS UPS” FOR CHANGE IN CONTROL OR SEVERANCE PAYMENTS

We do not provide excise or other tax “gross up” payments in connection with any change in control or severance payment made to an NEO.

✘ WE DO NOT PROVIDE “SINGLE TRIGGER” BENEFITS UPON A CHANGE IN CONTROL

The Employment Agreements (as defined below) with our NEOs require a “double trigger” (requiring both a change in control and qualifying termination of employment) to receive cash or equity payments or vesting in connection with a change in control.

✘ WE DO NOT PAY DIVIDEND EQUIVALENTS ON PERFORMANCE-BASED RESTRICTED STOCK UNITS UNLESS THE AWARDS ACTUALLY VEST

Our NEOs only receive dividend equivalent payments on performance-based restricted stock unit awards to the extent the award vests.

✘ WE DO NOT ALLOW HEDGING OR PLEDGING OF COMPANY STOCK BY EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors are prohibited from engaging in pledging our stock or in hedging transactions designed to offset decreases in the market value of our stock.

6	Sunstone Hotel Investors

PROXY SUMMARY

% of votes cast on our 2021 say-on-pay proposal approved, on an advisory basis, the executive compensation of our NEOs

Say-on-Pay Proposal Approval

71.8% of votes cast on our 2022 Say-on-Pay proposal approved, on an advisory basis, the executive compensation of our NEOs

As described below, our Compensation Committee adopted a new NEO compensation program in 2022 that we believe further aligns NEO compensation with the interests and priorities of our stockholders. During 2022, management and members of our Board engaged with stockholders holding a majority of our outstanding shares of common stock regarding NEO compensation and received strong support for the new program’s enhanced alignment with our stockholders’ interests.

2022 COMPANY HIGHLIGHTS

~$700M	~$129M	~$129M

Capital Recycling

Completed nearly $700 million of transaction activity including the recycling of proceeds from the sale of three hotels in a lower growth market into the acquisition of higher-quality hotels and the accretive repurchase of our own shares.

Investing in Our Portfolio

Executed on nearly $129 million of capital investments in our portfolio that are expected to further enhance the quality of our hotels and result in additional value creation.

Capital investments include the completion of the guest room renovation at Hyatt Regency San Francisco, completion of the total redesign of the ground floor food and beverage venues at Hilton San Diego Bayfront and significant progress on the renovation and repositioning of the Renaissance Washington DC to the Westin Washington DC Downtown.

Returning Capital to Our Stockholders Returned approximately $129 million of capital to our common stockholders in 2022 through a combination of dividends and accretive share repurchases.

Improved the quality of our portfolio and increased concentration of Long-Term Relevant Real Estate®.

●	We acquired The Confidante Miami Beach for an acquisition price of $232 million. We will invest approximately $60 million to reposition the hotel under Hyatt’s luxury lifestyle Andaz Brand. We expect the renovation to be completed in 2024, at which time the hotel will debut as the Andaz Miami Beach. Upon completion of the renovation, we expect the hotel to generate an 8% to 9% stabilized net operating income yield on the total investment in the hotel. We also acquired the remaining 25% interest in the 1,190-room Hilton San Diego Bayfront for an implied total transaction value of $157 million. The well-located hotel is a market-leading property in a premiere convention and resort destination. The purchase price represents a highly attractive 11.9x multiple on the hotel’s 2022 earnings.
●	In 2022, we sold three hotels, the Hyatt Centric Chicago Magnificent Mile, the Embassy Suites Chicago, and the Hilton Garden Inn Chicago Downtown/Magnificent Mile for a combined sale price of $197 million. The disposition of the three Chicago hotels further consolidated our portfolio into Long-Term Relevant Real Estate®.
●	We invested approximately $129 million in capital improvements throughout the portfolio, including the completion of the renovation of all standard guestrooms and bathrooms at the Hyatt Regency San Francisco and the completion of the total redesign of the ground floor food and beverage venues at the

2023 Proxy Statement	7

PROXY SUMMARY

Hilton San Diego Bayfront. Additionally, we have made significant progress on the renovation and repositioning of the Renaissance Washington DC to the Westin Washington DC Downtown, including the completion of the meeting space renovation, and considerable progress on the renovation of guestrooms, lobby and food and beverage offerings, all of which are anticipated to be completed in the second half of 2023.
●	We invested nearly $15 million in a variety of back-of-house building systems, natural disaster preparations and environmental projects, including the completion of the solar conversion at the Wailea Beach Resort, installing full-backup generation at the Montage Healdsburg and the Four Seasons Resort Napa Valley, upgrading or replacing air handling units, installing water filtration stations, installing bulk amenity dispensers, upgrading fire alarm systems, upgrading building management systems, retrofitting or overhauling cooling towers, as well as several other building system upgrades intended to reduce overall energy consumption.

Extended our debt maturities and made more prudent use of our leverage capacity while maintaining a strong and flexible balance sheet.

●	Amended our corporate credit agreement which expanded the Company’s unsecured borrowing capacity and extended the maturity of the in-place loans by 4 to 5 years.
●	Ended 2022 with a consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 35%.
●	Maintained a year-end unrestricted cash balance of $101 million and retained full availability on the Company’s $500 million revolving credit facility.

Returned approximately $129 million of capital to our common stockholders in 2022 through a combination of dividends and share repurchases.

●	Reinstated our common dividend in the third quarter and declared $21 million of common dividends in 2022.
●	Repurchased $108 million of common stock during 2022 at an average price of $10.56 per share. The average repurchase price represents a significant discount to the prevailing consensus estimates of the Company’s net asset value and implied an attractive multiple on our stabilized cash flow.

8	Sunstone Hotel Investors

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

What matters will be voted on at the Annual Meeting?

The Annual Meeting will be held for the following purposes:

1.	Election of seven directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.	Advisory Say-on-Pay Vote;
4.	Advisory vote to approve the frequency of holding future Say-on-Pay Votes; and
5.	Transaction of other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock as of the close of business on March 6, 2023 (“Record Date”) are entitled to vote on matters that properly come before the meeting. Shares of common stock can be voted only if the stockholder is present at the Annual Meeting or is represented by proxy. At the close of business on the Record Date, there were 208,232,682 shares of common stock outstanding and entitled to vote. The holders of common stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services (“ADP”) online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card provided by your bank or broker.

If you attend the Annual Meeting in person, you may request a ballot when you arrive. If a bank, broker or other nominee is the record holder of your stock on the record date, prior to attending the meeting you must obtain a legal proxy from your bank, broker or other nominee as the record holder and a letter from your bank, broker or other nominee showing that you were the beneficial owner of your shares on the record date in order to vote at the Annual Meeting. The legal proxy must be presented to vote these shares in person at the Annual Meeting. If you have

2023 Proxy Statement	9

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

previously authorized a proxy, you may still vote in person at the Annual Meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and Internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one inspector of election who will review and confirm the tabulation of votes at the Annual Meeting.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Committee Charters and other documents referenced in this proxy statement can be accessed on the Company’s website at www.sunstonehotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Sunstone Hotel Investors, Inc.

15 Enterprise, Suite 200

Aliso Viejo, California 92656

Attention: Secretary

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board.

What are the Board’s recommendations?

The Board recommends that you vote FOR each of the nominees for director in Proposal 1; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2023; FOR Proposal 3 to approve, on a non – binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement; and EVERY ONE YEAR in Proposal 4 as the frequency of holding future Say-on-Pay Votes.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of directors. In an uncontested election, a director shall be elected by an affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present; that is, a nominee will be elected as a director only if the number of votes cast “for” such nominee exceeds the number of votes “against” or “withheld” with respect to that nominee. Any shares not voted, whether by abstention or “broker non – vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal, or otherwise), have no effect on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non – vote” or otherwise) have no effect on the vote.

Advisory Say-on-Pay Vote: This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

Advisory Vote on the Frequency of Holding Future Say-on-Pay Votes: The affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any of

10	Sunstone Hotel Investors

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

the three alternative frequencies pursuant to this proposal. If none of the frequency alternatives receives a majority of the votes cast, we will consider the alternative that receives the most votes to be the alternative selected by stockholders. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the Internet, or if you attend the Annual Meeting.

Abstentions and “broker non – votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non – vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non – routine and the owner does not provide instructions. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non - routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non -routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The ratification of independent public accountants is the only routine matter to be voted on at the Annual Meeting. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

What if other items come up at the Annual Meeting and I am not there to vote?

We are not now aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

●	Notify Sunstone’s Secretary (David M. Klein, c/o Sunstone Hotel Investors, Inc., 15 Enterprise, Suite 200, Aliso Viejo, California 92656) in writing before the Annual Meeting that you are revoking your proxy;
●	Submit another proxy with a later date;
●	If you own shares through a bank or broker that provides for voting by telephone or the Internet, submit your voting instructions again by telephone or the Internet; or
●	Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by mail, or if such service is provided by a bank or broker that holds your shares, by telephone or the Internet. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust Company, LLC, at 1 -800- 937- 5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone, that benefit you as a stockholder.

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QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in “street name” (that is, through a broker or other nominee), your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. If you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you without charge if you address your written request to Sunstone Hotel Investors, Inc., 15 Enterprise, Suite 200, Aliso Viejo, California 92656, Attention: Secretary. If you currently receive multiple copies of the Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, at your address and you would like to request householding of your communications, you should contact your broker or bank.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in the proxy statement for our 2024 annual meeting of stockholders (“2024 Annual Meeting”), after the Annual Meeting, but must be received no later than 5:00 p.m. Pacific Time on November 23, 2023. Proposals should be sent via registered, certified, or express mail to Sunstone Hotel Investors, Inc., 15 Enterprise, Suite 200, Aliso Viejo, California 92656, Attention: Secretary. See also “Stockholder Proposals for the 2024 Annual Meeting” later in this proxy statement.

What do I need to do to attend the Annual Meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the Annual Meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the Annual Meeting will be restricted to:

●	Stockholders of record as of the close of business on March 6, 2023 or their authorized proxies;
●	Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 6, 2023;
●	Representatives of the press or other news media with proper credentials;
●	Financial analysts with proper credentials; and
●	Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first come, first-served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the Annual Meeting. You may obtain directions to the Annual Meeting in the Investor Relations section of our website at www.sunstonehotels.com or by calling us at 1-949-330-4000. If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions, including adherence to any COVID-19-related vaccination or mask ordinances.

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PROPOSALS

PROPOSAL 1	ELECTION OF DIRECTORS
The Board recommends that our stockholders vote FOR each of the nominees.

Board. The business and affairs of Sunstone are managed under the direction of our Board. Our Board has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day -to- day operating details. Our Board currently consists of seven directors.

The proxy holders named on the proxy card intend to vote for the election of the seven nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board. If you do not wish your shares to be voted for particular nominees, you can so indicate on the proxy card or, if your shares are held through a bank or broker and you are authorizing a proxy to vote by telephone or the Internet, by following the instructions provided when you access the telephone or Internet proxy facilities.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board may, in accordance with our bylaws, reduce the size of the Board or may leave a vacancy until a nominee is identified. Each of the nominees has consented to act as a director if duly elected and qualified and the Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the Annual Meeting will hold office until the 2024 Annual Meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations and age as of March 1, 2023. Each of the nominees is currently a director of the Company.

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PROPOSALS REQUIRING YOUR VOTE

Nominees for Election as Directors

W. Blake Baird Age: 62 Director

Mr. Baird has served as a director since April 28, 2016. Mr. Baird co – founded Terreno Realty Corporation (NYSE: TRNO), and has served as chairman of its board of directors and its CEO since February 2010. Terreno Realty Corporation acquires, owns and operates industrial real estate in six major coastal U.S. markets. Mr. Baird was managing partner and co – founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as President of AMB Property Corporation (NYSE: AMB) from January 2000 to December 2006. AMB, now Prologis, Inc. (NYSE: PLD), is a leading global developer, owner and operator of industrial real estate. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its Chief Investment Officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird previously served as a director of Matson, Inc. (NYSE: MATX), a Honolulu-headquartered ocean transportation and logistics company, from June 2012 until April 2020.

Mr. Baird is a former member of the Young Presidents’ Organization and a former member of the board of governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. degree in Economics from the Wharton School (magna cum laude) and a B.A. degree in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. degree from New York University.

The following experience, qualifications, attributes and/or skills led our Board to conclude that Mr. Baird should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Committees: Compensation Committee; Nominating and Corporate Governance Committee (Chair)

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PROPOSALS REQUIRING YOUR VOTE

Andrew Batinovich Age: 64 Director

Mr. Batinovich has served as a director since November 7, 2011. Mr. Batinovich currently serves as President and CEO of Glenborough, L.P., a privately held real estate investment company. In 2010, Mr. Batinovich led a private investor group in acquiring Glenborough, LLC and related real estate assets that were originally part of Glenborough Realty Trust, a NYSE – listed REIT, which was sold to affiliates of Morgan Stanley in 2006. From December 2006 to October 2010, Mr. Batinovich served as President and CEO of Glenborough, LLC, a company formed by an affiliate of Morgan Stanley to acquire Glenborough Realty Trust. In 1996, Mr. Batinovich co – founded Glenborough Realty Trust and was President and CEO and a director at the time of the sale in 2006. Mr. Batinovich was appointed President of Glenborough Realty Trust in 1997 and CEO in 2003. He also served as Chief Operating Officer and Chief Financial Officer during his tenure at Glenborough Realty Trust.

Prior to founding Glenborough Realty Trust, Mr. Batinovich served as Chief Operating Officer and Chief Financial Officer of Glenborough Corporation until 1996 when it was merged into Glenborough Realty Trust. Glenborough Corporation was a private real estate investment and management company that completed a number of private placements of office, industrial, residential and hotel properties. Prior to joining Glenborough Corporation in 1983, Mr. Batinovich was an officer of Security Pacific National Bank. He also serves as a trustee of the American University of Paris. Mr. Batinovich has a B.A. degree in International Business Administration from the American University of Paris.

The following experience, qualifications, attributes and/or skills led our Board to conclude that Mr. Batinovich should serve as a director: his professional background and experience, education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Committees: Audit Committee; Compensation Committee

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PROPOSALS REQUIRING YOUR VOTE

Monica S. Digilio Age: 59 Director

Ms. Digilio has served as a director since April 30, 2020. Ms. Digilio has over 25 years of C-Suite experience in public and privately held hospitality, gaming, entertainment, and real estate development companies worldwide. Ms. Digilio is currently the Founder and CEO of Compass Advisors LLC, a strategic advisory firm which draws on her expertise in human resources, talent management, business leadership and organizational development. Prior to establishing Compass Advisors, Ms. Digilio was the Executive Vice President and Chief Human Resources Officer for Caesars Entertainment Corporation, where she led the Human Resources and Corporate Social Responsibility functions (with oversight of ESG) from 2018-2020. Prior to her tenure at Caesars, Ms. Digilio spent six years as the Executive Vice President and Chief Human Resources Officer for Montage International and spent 12 years as the Executive Vice President, Global Human Resources & Administration for Kerzner International, parent company of the Atlantis and One&Only brands. Ms. Digilio began her hospitality career at ITT Sheraton Corporation.

In addition to Sunstone Hotel Investors, Ms. Digilio currently serves on the boards of CopperPoint Insurance Companies and The Venetian Resort Las Vegas, which was acquired by funds managed by Apollo Global Management, Inc. in February 2022. Ms. Digilio is an Advisory Board Member for Cornell University’s Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship. She is a member of the Women Corporate Directors Foundation (WCD) and the National Association of Corporate Directors (NACD).

Ms. Digilio holds both a M.S. and a B.S. from Ithaca College in Ithaca, N.Y.

The following experience, qualifications, attributes and/or skills led our Board to conclude that Ms. Digilio should serve as a director: her professional background and experience, extensive education, previously held senior-executive level positions, domestic and international real estate knowledge, labor relations, corporate governance, enterprise risk management and extensive experience with the hospitality industry in general.

Committees: Compensation Committee (Chair); Nominating and Corporate Governance Committee

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PROPOSALS REQUIRING YOUR VOTE

Kristina M. Leslie Age: 58 Director

Ms. Leslie has been a director since April 29, 2021. Ms. Leslie began her career at Paramount Communications in New York, serving in a variety of financial management roles, including treasury, investor relations, and strategic planning. Following the acquisition of Paramount by Viacom, Ms. Leslie served as Director of Strategic and Financial Planning for Viacom. In 1996, Ms. Leslie relocated to California to join DreamWorks, then in its infancy, as Head of Strategic Planning and Corporate Finance, where she oversaw financial planning, strategic partnerships and all investor and banking relationships. She became Chief Financial Officer of DreamWorks in 2003 and led the $840 million initial public offering of DreamWorks Animation in 2004. She continued to serve as DreamWorks’ CFO until her retirement in 2007.

Over the past 15 years, Ms. Leslie has served on a number of public and private boards. Ms. Leslie is a Director and Chair of the Board of Blue Shield of California where she is also a member of the Nominating and Governance Committee. She is a Director, Chair of the Audit Committee and a member of the Compensation Committee of Justworks, Inc., a human resources service and benefits provider for small businesses. Ms. Leslie is also a Director, Chair of the Audit Committee and a member of the Compensation Committee of Rover Group, Inc. (Nasdaq: ROVR), the world’s largest marketplace for pet services.

Ms. Leslie earned her B.A. in Economics from Bucknell University and her M.B.A in Finance from Columbia University.

The following experience, qualifications, attributes and/or skills led our Board to conclude that Ms. Leslie should serve as a director: her professional background and experience, extensive education, previously held senior-executive level finance positions, significant public and private company board experience, her extensive experience in corporate strategy and enterprise risk, accounting, finance, and corporate governance.

Committees: Audit Committee (Chair); Compensation Committee

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PROPOSALS REQUIRING YOUR VOTE

Murray J. McCabe Age: 55 Director

Mr. McCabe has served as a director since April 28, 2016. Mr. McCabe is a founder and Managing Partner at Montgomery Street Partners, L.P., an investment firm.

Prior to founding Montgomery Street Partners, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20 – year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking. In addition, Mr. McCabe served as a member of JPMorgan’s Mergers and Acquisitions Fairness Opinion Committee from 2001 to 2002, the Investment Banking Coverage Management Committee from 2010 through his departure in August 2012, and on the board of JPMorgan Real Estate Advisors during the same period.

Mr. McCabe was a director of Columbia Property Trust (NYSE: CXP) until its sale in 2021, and remains a director of RREEF America REIT II Inc., a diversified real estate investment company with $20 billion in assets. He is an executive council member of the Real Estate Finance and Investment Center and serves on the REIT Investment Funds advisory board for the McCombs School of Business at the University of Texas, Austin. Mr. McCabe received his B.A. in Finance from the University of Texas, Austin.

The following experience, qualifications, attributes and/or skills led our Board to conclude that Mr. McCabe should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Committees: Nominating and Corporate Governance Committee

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PROPOSALS REQUIRING YOUR VOTE

Verett Mims Age: 60 Director

Ms. Mims has served as a director since April 29, 2021. Ms. Mims is currently the Chief Financial Officer at Blum Capital Partners, L.P., a long-term strategic equity investment management firm where she leads a team of seasoned accounting/finance professionals with responsibility for the Financial, Operations, Compliance and Tax functions of the firm. Prior to joining Blum Capital, Ms. Mims worked at The Boeing Company (NYSE: BA) from 2002 through early 2020. During her 18-year tenure at Boeing, Ms. Mims held several positions including Director, International Finance and the Assistant Treasurer, Global Treasury Operations. Ms. Mims had oversight of the Foreign exchange, commodity and inflation hedging portfolio, cash investments and global banking infrastructure and her notable contributions include the development of tech-driven processes and systems that drove efficiency, multimillion-dollar cost savings, and operational excellence. Prior to Boeing, Ms. Mims spent seven years in sales serving as a strategic advisor to match FX solutions with corporate clients’ risk profiles at Citibank (NYSE: C), NationsBank (NYSE: BAC) and Bank of Montreal (NYSE: BMO) where she pioneered an early Salesforce-like client management system and built a profitable book of business.

Ms. Mims currently serves on the boards of Sila Realty Trust Inc. and the Illinois Humanities. She has previously served on the boards of Arts & Business Council of Chicago, San Miguel Schools of Chicago, Illinois Student Assistance Commission, Southern University MBA Board of Advisors, the Muntu Dance Theatre of Chicago, and most recently Steppenwolf Theatre of Chicago.

Ms. Mims holds an M.B.A. from the Stanford University Graduate School of Business, an M.S. in physics from Massachusetts Institute of Technology, and a B.S. in physics from Southern University and A&M College.

The following experience, qualifications, attributes and/or skills led our Board to conclude that Ms. Mims should serve as a director: her professional background and experience, extensive education, private and public Board experience, previously held and current senior-executive level positions, and experience in enterprise risk, treasury accounting, and finance.

Committees: Audit Committee

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PROPOSALS REQUIRING YOUR VOTE

Douglas M. Pasquale Age: 68 Chairman of the Board

Mr. Pasquale has served as our Chairman of the Board since May 1, 2015, and as a director since November 7, 2011. In addition, Mr. Pasquale served as our Interim CEO from September 2, 2021 until March 7, 2022 and served as our Executive Chairman from March 7, 2022 until September 1, 2022. Mr. Pasquale is Founder & CEO of Capstone Enterprises Corporation, an investment and consulting firm, since January 1, 2012. With the acquisition of Nationwide Health Properties, Inc. (NYSE: NHP) by Ventas, Inc. (NYSE: VTR) on July 1, 2011, Mr. Pasquale served as Senior Advisor to Ventas’s Chairman and CEO from July 1, 2011 to December 31, 2011. He also served on the Ventas board of directors from July 1, 2011 to May 18, 2017. Prior to Nationwide Health Properties’ acquisition, Mr. Pasquale served as Chairman of the Board of NHP from May 2009 to July 2011, as President and CEO of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale was a director of NHP from November 2003 to July 2011. Mr. Pasquale previously served in various roles (most recently Chairman and CEO) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and CEO of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and CEO of Richfield Hospitality Services, Inc. and Regal Hotels International—North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996.

Mr. Pasquale serves as a director of: Alexander and Baldwin, Inc. (NYSE: ALEX), a Honolulu - headquartered real estate, materials & road paving and agribusiness company, for which he serves as lead independent director and a member of the Audit Committee and Nominating and Corporate Governance Committee; Terreno Realty Corporation (NYSE: TRNO), an industrial REIT with a focus in six coastal U.S. markets, for which he serves as lead independent director and a member of the Audit and Nominating and Corporate Governance committees; and Dine Brands Global, Inc. (NYSE: DIN), which franchises Applebee’s and IHOP restaurants, for which he serves as the Chairman of the Audit Committee. Mr. Pasquale is a successful leader in the real estate industry with extensive experience and strong skills in management, mergers and acquisitions and strategic planning. Mr. Pasquale received his B.S. degree in Accounting and his M.B.A. degree with highest honors from the University of Colorado.

The following experience, qualifications, attributes and/or skills led our Board to conclude that Mr. Pasquale should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Chairman of the Board Committees: Nominating and Corporate Governance Committee

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PROPOSALS REQUIRING YOUR VOTE

Vote required. Directors will be elected by a majority of the votes cast. Any shares not voted, whether by abstention, “broker non - vote” or otherwise, will have no impact on the vote.

Our Corporate Governance Guidelines and bylaws provide a majority voting standard in uncontested director elections. A director nominee will be elected to the Board only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or “withheld” with respect to such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or withheld in such election).

If an incumbent nominee for director fails to receive the required majority vote in a director election, our Corporate Governance Guidelines require that he or she tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee, and ultimately the Board. Our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election and will make a recommendation regarding how to act upon the tendered resignation to the full Board, taking into consideration the best interests of the Company and its stockholders. After considering the recommendation of the Nominating and Corporate Governance Committee, the full Board will then act upon the resignation, and will publicly disclose its decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation, or removal. Notwithstanding the foregoing, the Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee shall have received more votes “against” or “withheld” than “for” his or her election at each of two consecutive annual meetings of stockholders for the uncontested election of directors at which a quorum was present.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2	RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2023. Ernst & Young LLP has audited the financial statements for us since our initial public offering on October 26, 2004.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In selecting Ernst & Young LLP as the Company’s independent registered public accounting firm, the Audit Committee considered many factors, including the quality of its ongoing discussions with Ernst & Young LLP’s representatives, the length of time the firm has been engaged, the appropriateness of fees, the experience and professional qualifications of Ernst & Young LLP, and Ernst & Young LLP’s programs and processes for maintaining its independence. Furthermore, in accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements to limit the number of consecutive years the lead partner may provide services. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. We select the Company’s lead audit partner pursuant to this rotation policy following meetings between the chair of the Audit Committee and candidates for that role, as well as discussions by the full Audit Committee, members of the Board and management.

The Audit Committee believes that the continued retention of Ernst & Young LLP as the Company’s independent external auditor is in the best interests of the Company and its stockholders. The Board believes the Company receives significant benefits from the extensive history Ernst & Young LLP has with the Company. These benefits include:

●	the high quality of their audit work and accounting advice, and their institutional knowledge of our business operations, key risks, accounting policies, financial systems and internal control framework;
●	a competitive fee structure because of Ernst & Young LLP’s familiarity with the Company;
●	the significant time and expense that would be avoided by the Company to onboard a new auditor; and
●	their commitment to maintaining their independence from the Company.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

You can find more information about our relationship with Ernst & Young LLP on page 74 of this proxy statement.

Vote required. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, “broker non - vote” or otherwise, have no impact on the vote.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3	ADVISORY SAY-ON-PAY VOTE
The Board recommends that our stockholders vote FOR the approval (on a non-binding, advisory basis) of the compensation of the NEOs as disclosed in this proxy statement.

Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd - Frank Wall Street Reform and Consumer Protection Act in July 2010 (“Dodd Frank Act”) requires us to submit to our stockholders a non - binding advisory vote to approve the compensation of the NEOs listed in the Summary Compensation Table of this proxy statement, commonly referred to as a “say - on - pay” vote.

The Board has approved the submission of the following resolution to the Company’s stockholders for approval at the Annual Meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s 2023 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

As described more fully in the “Compensation Discussion and Analysis” beginning on page 40 of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for the NEOs to maximize stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus and equity incentive awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of our NEOs’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives. Highlights of the Company’s executive compensation program include the following:

●	We pay for performance. Our executive compensation program is weighted towards performance-based at-risk compensation, rather than fixed compensation. Specifically, the at-risk portion of our NEO compensation program is designed to reward performance relative to financial, stockholder return and other metrics that we believe best align management with stockholder interests. Under the new NEO program, on average, approximately 62% of our Current NEO’s total target compensation is considered at-risk.
●	We maintain a clawback policy. Each of our NEOs are subject to a compensation recovery policy that provides the Board the ability to recover an executive’s incentive compensation, including bonus, incentive payment, or other cash compensation or equity-based award grants, earned and/or received by the NEO following an accounting restatement due to fraudulent, willful, or grossly negligent misconduct.
●	We require our CEO and other executives to have a meaningful ownership interest in the Company. Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the CEO or President or other executive officers appointment to such position (i) the CEO or President will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary, (ii) each Executive Vice President will own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and (iii) each Senior Vice President who is considered an “executive officer” will own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary. Our Compensation Committee believes that requiring the CEO and other executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the CEO and other executive officers with those of our stockholders.
●	We maintain a double trigger requirement for acceleration of equity awards in connection with a Change of Control. To best align with our stockholders’ interests, we maintain a “double trigger” (requiring

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PROPOSALS REQUIRING YOUR VOTE

both a change in control and qualifying termination of employment) in order for an employee to receive accelerated vesting of equity awards in connection with a Change of Control.
●	We solicit independent compensation advice. Our Compensation Committee retains Ferguson Partners Consulting (“FPC”), an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

The Compensation Committee and the Board believe that these policies are effective at incentivizing the achievement of the Company’s strong financial performance.

At the 2023 annual meeting, stockholders are being asked to indicate how frequently they believe we should seek an advisory Say-on-Pay Vote (the “Frequency Proposal”). Our Board has recommended that our stockholders vote for a frequency of one year, and thus we currently expect our next Say-on-Pay Vote (after the vote on this Proposal 3) will be held at our annual meeting in 2024.

Vote required. The affirmative vote of a majority of the votes cast will be required to approve, on a non - binding, advisory basis, the Say-on-Pay Vote. Any shares not voted, whether by abstention, “broker non - vote” or otherwise, have no impact on the vote.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board or the Compensation Committee. Although the vote is non - binding, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

24	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 4	ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE SAY-ON-PAY VOTES
The Board recommends that our stockholders vote to hold a Say-on-Pay Vote every ONE year.

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory Say-on-Pay Vote. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would like to have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining.

Voting recommendation. The Board recommends that future Say-on-Pay Votes occur every one year until the next frequency vote.

Vote required. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among those say-on-pay frequency options. In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. Because there are four choices, it is possible that none of the alternative frequencies will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to the frequency of holding future Say-on-Pay Votes by choosing from these alternatives. In the event that none of the frequency alternatives receives a majority of the votes cast, we will consider the alternative that receives the most votes to be the alternative selected by stockholders. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

This stockholder vote is an advisory vote only, and therefore will not have any binding legal effect on the Company or our Board. However, our Board will consider the results of the vote on this proposal in its decision regarding the frequency of holding future Say-on-Pay Votes.

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COMPANY INFORMATION

CORPORATE GOVERNANCE

In light of applicable legal requirements, such as the Sarbanes – Oxley Act of 2002 and related rules promulgated by both the NYSE and the SEC, we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. We have also established conflict of interest and other policies to serve the long – term interests of our stockholders and further align the interests of our directors and management with our stockholders.

CONFLICT OF INTEREST POLICY

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving the Company and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, which requires, among other things, that directors, officers and employees act with integrity. The Code of Business Conduct and Ethics also prohibits our directors, officers and employees from taking (or directing to a third party) a business opportunity that is originated through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information, or position for personal gain.

POLITICAL CONTRIBUTIONS POLICY AND TRADE ASSOCIATION MEMBERSHIPS

It is the Company’s policy that funds are not used directly to contribute to candidates, campaigns, and political party committees. The Legal Department oversees compliance with our Company policy and may make exceptions where permissible under law and regulations. However, we are a member of certain industry associations which have a fee for membership or contribution for specific activities. The Company believes participation in these industry associations provides the opportunity to enhance stockholder value through involvement in public policy processes, networking, building of business skills, sharing collective best practices, and monitoring industry policies and market trends. Pursuant to the Company’s Code of Business Conduct and Ethics, total Company contributions for political advocacy purposes are reported as less than $20,000 in 2022.

PLEDGING AND HEDGING POLICIES

We maintain pledging and hedging policies applicable to our directors, officers, and other employees (collectively referred to in this section only as “insiders” and individually as an “insider”).

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without the insider’s consent by the broker if the insider fails to meet a margin call or by the lender in foreclosure if the insider defaults on the loan. Because a margin or foreclosure sale may occur at a time when the insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero – cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or

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COMPANY INFORMATION

eliminate an insider’s ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company prohibits insiders from any hedging transactions.

CORPORATE RESPONSIBILITY: ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

Purpose and Governance of ESG Initiatives

We take a holistic approach to our business and balance the interests of all stakeholders, including our stockholders, the environment, our employees, our capital providers, the hotel associates, guests, and the communities in which we own hotels. We are committed to ensuring ESG initiatives are part of our operating and investment strategies. We continuously seek opportunities to invest in renovations, implement initiatives intended to reduce energy, water and waste impacts, enhance the overall environment and well-being of guests and associates at our properties, and improve the local communities in which we conduct business or own hotels.

Board and Management Oversight. Our Board understands how environmental and social issues may impact the long-term interests of our stockholders and stakeholders. The Board has assigned our Nominating and Corporate Governance Committee with direct oversight of the Company’s ESG-related objectives, policies, procedures and evaluation of risks and opportunities, including those related to climate change, resource scarcity, public disclosure strategy, DEI&B, board refreshment and human rights. To ensure our ESG initiatives are continuously managed and integrated into our business strategy, we have an ESG Committee composed of dedicated internal resources and external advisors. Our ESG Committee is responsible for evaluating potential ESG risks and opportunities that have been identified as focus items by our stockholders, leading ESG frameworks and ESG rating agencies. Additionally, our ESG Committee is responsible for reviewing all ESG-related policies annually. Our ESG Committee reports to the Nominating and Corporate Governance Committee quarterly and to the full Board annually.

Disclosures, Transparency and Recognition. As part of our strong corporate governance, we aim to provide transparent disclosures to our stakeholders.

Disclosures and Policies	Supported Industry Initiatives	Awards & Recognition
✓
Published our annual Corporate Responsibility Report with disclosures in-line with leading ESG frameworks, including the Sustainability Accounting Standards Board (“SASB”), the Global Reporting Initiative (“GRI”) and the Task Force on Climate-related Financial Disclosures (“TCFD”)
	✓ American Hotel & Lodging Association’s (“AHLA”) 5-Star Promise	✓ Newsweek’s America’s Most Responsible Companies
	✓ AHLA’s Responsible Stay Principles	✓ R-Factor™ Industry Leader (Top 10%)
✓
Maintained various ESG-related policies including Environmental Policy, Human Rights & Labor Rights Policy, Vendor and Business Partner Code of Conduct and an ISO 14001 aligned Environmental Management System (“EMS”)
	✓ CEO Action for Diversity and Inclusion™	✓ ISS ESG Prime Corporate Rating
✓ AHLA’s No Room For Trafficking

Our Corporate Responsibility Report with the SASB, GRI and TCFD disclosures and our ESG Policies are provided in the Corporate Responsibility section of our website at www.sunstonehotels.com. The contents posted on, or accessible through, our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

ESG Strategy and Commitment

Sunstone is committed to the pillars of ESG: Environmental Sustainability, Social Responsibility, and Corporate Governance. We have made meaningful investments to improve our assets’ environmental performance, mitigate climate-related risks, enhance the quality of the work environment for the hotel associates, and support the communities in which we own hotels. Our ESG Commitment encompasses:

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COMPANY INFORMATION

Environmental Sustainability	Social Responsibility	Corporate Governance
✓ Maximize low-carbon investment opportunities and responsible investments for net-zero carbon emissions	✓ Support the communities through advancing DEI&B and charitable activities where we work and own hotels	✓ Board oversight of ESG Program and Risk Management
✓ Optimize our EMS to reduce the environmental footprint of our hotels and our corporate office	✓ Provide resources to our employees and hotel operators to promote health, safety, and well-being	✓ Transparent communication with stakeholders
✓ Mitigate climate-related risks in our short, medium, and long-term strategies

Environmental Sustainability

Sunstone is committed to promoting environmental sustainability and protecting the natural resources that support our hotel operations and our corporate office. Sunstone’s comprehensive environmental efficiency program is designed to make our hotels more energy efficient, reduce carbon emissions and create a resilient and eco – friendly environment, while still enhancing profitability at our hotels.

Climate Change, Resiliency and Risk Mitigation. We focus on assessing and minimizing the physical, transitional, regulatory and market risks associated with climate change. Our environmental efficiency program includes retro – fitting lighting systems with new LED fixtures, guestroom “smart” thermostats that adjust room conditions based on whether the room is occupied or not, removable flood mitigation barriers at high-risk locations, central plant efficiency upgrades, bulk amenity dispensers for guestrooms, food waste prevention strategies, water recycling for laundry operations or laundry outsourcing, low – flow toilet systems, electric vehicle charging and renewable solar energy.

Environmental Sustainability Management. Our environmental sustainability program and initiatives include monitoring, reporting and investing in efficiency programs and operating procedures. Our Environmental Policy is designed to identify our environmental impact, drive sustainability within our portfolio and raise environmental awareness among our stakeholders. Key elements of our Environmental Sustainability program include:

✓ Utilizing environmental benchmarking and reporting	✓ Maintaining proactive resiliency plans to mitigate risk and minimize losses
✓ Investing in efficiency projects and opportunities that reduce energy consumption, Greenhouse Gas (“GHG”) emissions, water consumption, and minimizes waste and pollution	✓ Investing in biodiversity preservation initiatives
✓ Developing a sustainable supply chain
✓ Implementing hotel-level specific initiatives

Sunstone is committed to seeking and investing in new ESG innovations and practices to implement across our portfolio, including low-carbon solutions, initiatives to reduce the environmental footprint of our hotels and programs that result in positive community impact.

Social Responsibility

We strive to create a healthy and supportive workplace for Sunstone employees, including the establishment of a safe, inclusive, and accommodating work environment, together with competitive wages and benefits, and career development opportunities. We also work with our hotel brands and operators to offer the financial resources that enable them to provide the same support for hotel associates. Furthermore, we seek to support the communities where we work and own hotels through community outreach programs and fundraising efforts.

Social Responsibility Governance. We maintain a Human Rights & Labor Rights Policy, Code of Business Conduct and Ethics and a Vendor and Business Partner Code of Conduct. All three policies are designed to drive social impact including DEI&B and to raise social responsibility and awareness among our stakeholders. Our program and initiatives include addressing social responsibility at our corporate office, our hotels, and the

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COMPANY INFORMATION

communities in which we work and own hotels. Likewise, our Vendor and Business Partner Code of Conduct encourages our suppliers, vendors, tenants, and all other business partners to operate in a manner that seeks to minimize environmental and social risks and the impacts of their products and services.

Community Engagement. Sunstone’s Community Involvement Program aims to improve community health and well-being, provide assistance or support in case of disaster, and support charities and community groups. Our employees and Board directors have the opportunity to donate to qualifying organizations through our Matching Charitable Gifts Program where the Company will match dollar for dollar all donations made up to $5,000 per individual. Additionally, in 2022, we adopted a Volunteer Time-Off policy that provides full-time corporate employees an opportunity to use up to eight hours of paid work time per year towards volunteerism at qualifying charitable organizations.

DEI&B. Sunstone recognizes the value of different perspectives, backgrounds and experiences in our workplace, and seeks to foster a Company culture of belonging, where all employees are encouraged to be their authentic selves. In 2022, we updated the name of our internal committee to Diversity, Equity, Inclusion and Belonging to better emphasize inclusion and belonging while advancing our DEI&B commitment. In 2022, 100% of Sunstone employees participated in DEI&B training through interactive workshops. As of December 31, 2022, we had 40 employees, of which 38% identified as female and 62% identified as male. Additionally, 30% of our workforce identified as being from an underrepresented community.

INDEPENDENCE OF DIRECTORS AND COMMITTEES

The Board has determined that all directors of the current Board are independent as defined under the NYSE’s rules and will continue to be independent if the slate of directors up for election in Proposal 1 of this proxy statement are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

The Board undertakes on an annual basis a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board considers the transactions and relationships between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships and Related Party Transactions” below. The Board also examines transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that such director is independent.

As a result of this review, the Board affirmatively determined that each member of the Board is independent of Sunstone and its management under the independence standards of the NYSE.

THE BOARD LEADERSHIP STRUCTURE

Mr. Pasquale, who serves as our Chairman of the Board, is independent of the CEO. Assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting, we expect Mr. Pasquale will continue to serve as our Chairman of the Board.

The role of the Chair of the Board or lead independent director is to coordinate the activities of the independent directors, coordinate with the CEO, or management, and the corporate secretary to set the agenda for Board meetings and chair executive sessions of the independent directors. The Chair of the Board also provides leadership to the Board and upholds high corporate governance and ethical standards, communicates effectively with management on a regular basis, provides support and advice to the CEO and management, facilitates communication between and among the independent directors and management, takes a lead role in the Board’s

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COMPANY INFORMATION

self – assessment and evaluation processes, and performs the other duties either specified in the Corporate Governance Guidelines or assigned from time to time by the Board.

Our Board believes its leadership structure is appropriate as it effectively allocates authority, responsibility and oversight between management and the independent members of our Board. It accomplishes this by giving management primary responsibility for the operational leadership and strategic direction of the Company, while facilitating our Boards’ independent oversight of management, promoting communication between management and our Board, and supporting our Boards’ consideration of key governance matters.

DIRECTOR ATTENDANCE AT MEETINGS

Each of our directors is encouraged to attend each annual meeting of stockholders and all meetings of the Board. The Board held ten Board meetings and acted by written consent five times in 2022. The Compensation Committee acted by written consent once in 2022. During 2022, all directors attended 100% of the Committee meetings on which they served during the periods in which they served on such Committees. All directors attended each Board meeting, except one director who missed one meeting due to an excused family matter. Director attendance was greater than 75% at all Board meetings. Although we do not have a policy requiring directors to attend our annual meetings of stockholders, all our directors attended our annual meeting of stockholders in 2022.

STOCKHOLDER ENGAGEMENT

We firmly believe that developing and maintaining long-term transparent relationships with our stockholders is critical to our Company’s ability to create long-term value. We are committed to on-going stockholder engagement activities which allows our Board to remain informed of our stockholders’ perspectives and priorities and can incorporate these perspectives into the Board discussions and decisions.

Engagement Topics. We strive to maintain an active dialogue with stockholders to ensure a diversity of perspectives is thoughtfully considered on issues including strategy, business performance, risk, culture and workplace topics, compensation practices, and ESG issues. Over the course of the year, we actively engaged with stockholders holding a majority of our outstanding shares of common stock. Among the topics we discussed were:

✓	Executive management transition and the impact on our long-term strategy;
✓	Company’s long-term strategy including opportunities for growth;
✓	Board governance including diversity commitment and initiatives;
✓	NEO compensation program and response to our 2022 Say-On-Pay Vote;
✓	Renovation and capital investment strategy;
✓	Financial performance and market positioning; and
✓	Corporate Responsibility / ESG program and initiatives including climate-related risks and opportunities.

Engagement Activities. Our stockholder and investor outreach activities include investor road shows, analyst and investor meetings, property tours, and industry conferences. We also communicate with stockholders and other key stakeholders through various channels, including our annual report and SEC filings, proxy statement, news releases, Corporate Responsibility Report, investor presentations, correspondence, our website and on-going open dialogue. Our quarterly earnings conference calls are open to the public. These calls are available in real time with archived webcasts and transcripts available on our website for a period of time.

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COMPANY INFORMATION

RISK OVERSIGHT

The Board is responsible for the Company’s overall risk management strategy. The Board has delegated the oversight of certain risk areas to the various Committees. Each Committee provides periodic reports to the Board on their primary areas of risk. Company management is responsible for the day – to – day risk management processes and for providing quarterly (at a minimum) updates to the Committees and the Board. We, together with the Board, believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. The chart below summarizes the primary areas of risk oversight for the Board and its Committees.

Board / Committee	Primary Areas of Risk Oversight Responsibilities
Board

✔

Strategic, financial and execution risks and exposures associated with the annual operating plan and the Company’s long-term strategic plan;

✔

Acquisitions and divestitures, capital investments, capital markets, and other investment opportunities;

✔

Major litigation and regulatory exposures; and

✔

Corporate culture and its effectiveness on advancing the Company’s strategy.

Audit Committee

✔

Financial matters, particularly the Company’s financial statements, tax matters, accounting and system of internal controls, and disclosure;

✔

Independence, qualifications and performance of the Company’s outside auditor and internal auditors and the Company’s compliance with legal and regulatory requirements;

✔

Risk management profile including programs, policies and strategies that guide the Company’s risk assessment and risk mitigation programs; and

✔

Cybersecurity risks.

Nominating and Corporate Governance Committee

✔

Board refreshment including the identification of qualified candidates to become Board members;

✔

Corporate governance programs, policies and procedures including Board structure and Board Committee composition; and

✔

ESG policies, programs and practices, including climate change, social responsibility, resource scarcity, DEI&B, and human rights.

Compensation Committee

✔

Compensation plans, policies and procedures including NEO compensation, stock ownership and incentive-compensation plans, Director compensation, executive retention and succession planning;

✔

Compensation practices in order to ensure (i) an appropriate balance of risk and reward compared to our overall business strategy; and (ii) incentives to our employees do not lead to excessive or inappropriate risks that could have a material adverse effect on the Company; and

✔

Human capital related programs, including our employee engagement initiatives and talent management practices.

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COMPANY INFORMATION

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders, employees and others interested in communicating with the Board may write any concerns they may have about the Company directly and confidentially with the full Board of Directors, the Chairman or individual Director(s) to: Sunstone Hotel Investors, Inc., 15 Enterprise, Suite 200, Aliso Viejo, California 92656, Attention: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board.

In addition, the Audit Committee has adopted a confidential, anonymous process for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. Any party may contact the Audit Committee via the Sunstone Business Conduct and Ethics line which may be accessed online at www.ethicspoint.com or via telephone at 1-888-304-7806. Additionally, the Audit Committee may be contacted via mail to our Human Resources or Legal Department, or to the Chair of the Audit Committee addressed and mailed to: Sunstone Hotel Investors, Inc., Attn: Audit Committee Chair, 15 Enterprise, Suite 200, Aliso Viejo, CA 92656.

COMMITTEES OF THE BOARD

Our Board complements its oversight responsibilities through the following three standing committees, each of which is briefly described below: the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee. In 2021, the Company established an Investment Committee to provide oversight and guidance to the Company’s management regarding the Company’s overall investment strategy which was then subsequently dissolved on September 9, 2022. The Company also established an ad hoc Search Committee in connection with selecting our new CEO, which has since been dissolved. Each of our standing committees has a charter, current copies of which may be viewed in the Corporate Governance section of our website at www.sunstonehotels.com.

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COMPANY INFORMATION

Compensation Committee

As of March 22, 2023, the members of our Compensation Committee are:

Members	The Compensation Committee Responsibilities
W. Blake Baird; Andrew Batinovich; Monica S. Digilio (chair); and Kristina M. Leslie.

✔

Our Board has adopted a Compensation Committee Charter, which defines the Compensation Committee’s purpose and direct responsibility to:

✔

Determine compensation and benefits for all NEOs, directors and Committees, including overseeing our equity compensation plans;

✔

Oversee executive retention and succession planning;

✔

Supervise compensation policies applicable to employees generally;

✔

Review and discuss with the management of the Company the Compensation Discussion and Analysis (“CD&A”), and make recommendations to the Board as to CD&A content that should be included in the appropriate filing; and

✔

Review human capital related programs, including our employee engagement initiatives and talent management practices.

✔

The Compensation Committee held four meetings and acted once by written consent during 2022.

On September 2, 2022, Mr. Baird joined the Compensation Committee.

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COMPANY INFORMATION

Audit Committee

As of March 22, 2023, the members of our Audit Committee are:

Members	The Audit Committee Responsibilities
Andrew Batinovich; Kristina M. Leslie (chair); and Verett Mims.

✔

Our Board has adopted an Audit Committee Charter, which defines the Audit Committee’s purpose to include oversight of:

✔

the integrity of our financial statements;

✔

the effectiveness of our internal control over enterprise risks, including financial reporting and cybersecurity risks;

✔

our compliance with legal and regulatory requirements;

✔

the independent auditors’ qualifications and independence;

✔

the performance of the independent auditors and our internal audit function; and

✔

preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

✔

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

✔

The Board has determined that all of the current members of the Audit Committee are qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

✔

The Audit Committee held four meetings during 2022.

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COMPANY INFORMATION

Nominating and Corporate Governance Committee

As of March 22, 2023, the members of our Nominating and Corporate Governance Committee are:

Members	The Nominating and Corporate Governance Committee Responsibilities
W. Blake Baird (chair); Monica S. Digilio; Murray J. McCabe; and Douglas M. Pasquale.

✔

The Board has adopted a Nominating and Corporate Governance Charter, which defines the Nominating and Corporate Governance Committee’s purpose and responsibility to:

✔

Select and recommend to the Board, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship;

✔

Nominate directors for committee membership;

✔

Review and recommend revisions to our Corporate Governance Guidelines;

✔

Assist with the annual evaluation of the Board;

✔

Approve certain transactions involving a conflict of interest; and

✔

Oversee the Company’s policies, programs and strategies related to the ESG program, including corporate responsibility, environmental stewardship, responsible investment, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company.

✔

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

✔

In connection with its annual process for identifying directors to nominate or re-nominate, or to be recommended to the Board for nomination or re-nomination, the Nominating and Corporate Governance Committee considers the following criteria:

✔

Personal qualities and characteristics, accomplishments and reputation in the business community;

✔

Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

✔

Ability and willingness to commit adequate time to Board and committee matters;

✔

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

✔

Diversity of gender, underrepresented communities, viewpoints, background, experience and other demographics; and

✔

Representation of significant stockholders and the purpose and nature of the interests represented.

✔

The Nominating and Corporate Governance Committee held four meetings during 2022.

On September 2, 2022, Mr. Pasquale joined the Nominating and Corporate Governance Committee.

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COMPANY INFORMATION

Board Refreshment. Our Board remains committed to active board refreshment to ensure optimal board structure and composition. The Nominating and Corporate Governance Committee focuses on obtaining a desired mix of knowledge, skills, experience, perspective, and diversity relevant to the Company’s strategic direction. The Nominating and Corporate Governance Committee recommends, among other things, whether the existing Board contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board for re - nomination and whether the Board should be enlarged to include additional directors.

The Nominating and Corporate Governance Committee will consider potential director nominee candidate recommendations from various sources, including any member of the Board or senior management. The Nominating and Corporate Governance Committee may also retain a third - party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the same manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our bylaws for stockholder proposals. In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the Committee nominate for election to the Board all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Commitment to Diversity at the Company and on the Board. The Company is committed to diversity at the Board level. Our Board considers diversity, including gender, ethnicity and other underrepresented communities when considering nominations to the Board and will continue to endeavor to include women and individuals from underrepresented communities in the qualified pool from which new director candidates are selected. The Board’s objective is to have a Board comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders.

Current Committee Membership. The table below summarizes the membership information for the committees of the Board as of March 22, 2023:

Nominating and
Corporate
	Compensation	Audit	Governance
W. Blake Baird	M		C
Andrew Batinovich (F)	M	M
Monica S. Digilio	C		M
Kristina M. Leslie (F)	M	C
Murray J. McCabe			M
Verett Mims (F)		M
Douglas M. Pasquale			M

C = Chair M = Member

F = Audit Committee Financial Expert

The Board, at the recommendation of the Nominating and Corporate Governance Committee, periodically reviews and modifies committee appointments.

Executive Sessions of Independent Directors. Each member of the Board is currently an independent, non-employee director. The independent, non-employee directors held executive sessions at least once each quarter in 2022 and held other meetings relating to corporate governance during the year. While Mr. Pasquale served as Interim CEO and Executive Chairman, executive sessions were held both with and without Mr. Pasquale. Following the Annual Meeting, we expect that all of our directors will continue to be members of the Board, and that Mr. Pasquale will continue to preside over executive sessions of the independent directors.

36	Sunstone Hotel Investors

STOCK OWNERSHIP

STOCK OWNERSHIP REQUIREMENTS

We maintain a stock ownership policy for our executive officers because we believe that requiring our executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the executive officers with those of our stockholders (i.e., the executive officer will experience the same downside risk and upside potential as our stockholders).

Stock Ownership Requirements
CEO and/or President	6x base salary
Executive Vice President	3x base salary
Senior Vice President	2x base salary
Independent Director	5x annual cash retainer

The policy provides that, on or before January 1 of the year following the fourth anniversary of the CEO or President’s appointment to such position, the CEO or President will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below). The policy further provides that, on or before January 1 of the year following the fourth anniversary of the other executive officer’s appointment to such position, each executive officer will own and retain shares of the Company’s common stock having a value equal to at least: (i) three times for Executive Vice Presidents, and (ii) two times for Senior Vice Presidents, his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below).

We also maintain a stock ownership policy for our independent directors, under which each existing independent director, on or before January 1 of the year following the fifth anniversary of such director’s election to the Board, is required to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director.

To determine compliance with the stock ownership guidelines, we (a) include shares the individual director or executive officer owns outright, as well as, awarded but unvested time-based restricted shares of Company stock and (b) calculate the value of each individual’s stock holdings based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date.

As of January 1, 2023, each of our executive officers and each applicable independent director (other than Mses. Leslie and Mims) met or exceeded the stock ownership requirements. Based on the policy in place as of January 1, 2023, Mses. Leslie and Mims, both of whom joined the Board in 2021, must achieve compliance by January 1, 2027 in accordance with our updated stock ownership policy.

2023 Proxy Statement	37

STOCK OWNERSHIP

SECURITY OWNERSHIP BY DIRECTORS, NAMED EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2023 with respect to (a) each director and director nominee, (b) each NEO, (c) all of our directors and NEOs as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 208,232,682 shares of common stock outstanding as of March 6, 2023.

Unless otherwise indicated, the address of each person is 15 Enterprise, Suite 200, Aliso Viejo, California 92656.

	Number of
	Shares of	Percentage of
Name of Beneficial Owner	Common Stock	Common Stock (1)
Bryan A. Giglia, NEO (2)	577,470	*
Robert C. Springer, NEO (3)	519,206	*
David M. Klein, NEO (4)	174,207	*
Christopher G. Ostapovicz, NEO (5)	124,638	*
Aaron R. Reyes, NEO (6)	78,900	*
Douglas M. Pasquale, NEO and Director	290,117	*
Andrew Batinovich, Director	105,694	*
Murray J. McCabe, Director	75,088	*
W. Blake Baird, Director	62,146	*
Monica S. Digilio, Director	29,759	*
Kristina M. Leslie, Director	17,289	*
Verett Mims, Director	17,289	*
All directors and executive officers as a group	2,071,803	1.0%
BlackRock, Inc. (7)	40,211,256	19.3%
The Vanguard Group (8)	34,677,153	16.7%
State Street Corporation (9)	14,111,350	6.8%
*	Represents less than 1.0% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, LLC.
(1)	Based on total outstanding shares of common stock of 208,232,682.
(2)	The number of shares of our common stock listed here includes 236,298 unvested time-based restricted stock awards granted under the 2004 Long-Term Incentive Plan, as amended and restated November 1, 2019 (“2004 Plan”) and under the Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan (the “2022 Plan”) and excludes up to 697,566 unvested performance-based restricted stock units, both of which are subject to forfeiture if the vesting criteria are not satisfied.
(3)	The number of shares of our common stock listed here includes 206,632 unvested time-based restricted stock awards granted under the 2004 Plan and the 2022 Plan and excludes up to 585,526 unvested performance-based restricted stock units, both of which are subject to forfeiture if the vesting criteria are not satisfied.

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STOCK OWNERSHIP

(4)	The number of shares of our common stock listed here includes 88,094 unvested time-based restricted stock awards granted under the 2004 Plan and the 2022 Plan and excludes up to 264,952 unvested performance-based restricted stock units, both of which are subject to forfeiture if the vesting criteria are not satisfied.
(5)	The number of shares of our common stock listed here includes 89,350 unvested time-based restricted stock awards granted under the 2004 Plan and the 2022 Plan and excludes up to 300,106 unvested performance-based restricted stock units, both of which are subject to forfeiture if the vesting criteria are not satisfied.
(6)	The number of shares of our common stock listed here includes 45,985 unvested time-based restricted stock awards granted under the 2004 Plan and the 2022 Plan and excludes up to 116,166 unvested performance-based restricted stock units, both of which are subject to forfeiture if the vesting criteria are not satisfied.
(7)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on March 2, 2023 by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(8)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(9)	Derived solely from information contained in the Schedule 13G filed with the SEC on February 6, 2023 by State Street Corporation. The address for State Street Corporation is One Lincoln Street, Boston, MA 02111.

2023 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview. This CD&A explains our compensation philosophy and policies that applied in 2022 to our NEOs listed in the Summary Compensation Table below. It explains the structure and rationale associated with each material element of the compensation program for the NEOs, describes the actual compensation paid to our NEOs for 2022, and provides important context for the more detailed disclosure relating to our NEOs in the compensation tables following this Compensation Discussion and Analysis. For additional information on our “2022 Company Highlights” refer to pages 7 and 8 of this proxy statement.

Our Current NEOs for 2022 included Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz. In addition, per SEC Rules, our former Interim CEO and former Executive Chairman, Douglas M. Pasquale, was also an NEO for 2022.

The Board and our Compensation Committee consider it our responsibility to structure our compensation program in a way that is highly aligned with the interests of our stockholders. Although the advisory stockholder vote on executive compensation is non - binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for NEOs. At our 2022 annual meeting of stockholders, 71.8% of votes cast were in favor of our Say-on-Pay proposal. As described below, our Compensation Committee adopted a new NEO compensation program in 2022 that further aligns NEO compensation with the interests and priorities of our stockholders. During 2022, management and members of our Board engaged with stockholders holding a majority of our outstanding shares of common stock regarding NEO compensation and received strong support for the new program’s enhanced alignment with our stockholders’ interests. At the 2023 Annual Meeting, stockholders are being asked to vote on the Frequency Proposal. Our Board has recommended that our stockholders vote for a frequency of one year, and thus we currently expect our next Say-on-Pay Vote (after the vote on Proposal 3 at our 2023 Annual Meeting) will be held at our annual meeting in 2024. The next advisory vote on the frequency of holding future Say-on-Pay Votes will be held in 2029.

In addition, the Compensation Committee seeks to attract, motivate and retain Sunstone’s NEOs through competitive compensation arrangements that the Compensation Committee believes provide strong financial incentives for the NEOs to maximize stockholder value, while maintaining appropriate risk parameters.

With respect to our NEOs, our executive compensation program is weighted towards variable, rather than fixed, compensation. Specifically, all at-risk compensation, including annual cash bonuses, are designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s contributions to the Company. The Compensation Committee has also designed our NEO compensation program to reward our NEOs at levels that the Compensation Committee believes to be competitive for companies in its industry, including in part, a review of NEOs compensation levels at certain companies in a peer group, as identified below.

In 2022, our Compensation Committee made significant changes to the Company’s long-term incentive compensation program in order to better align with our peers, market practices, and our stockholders’ interests. Commencing with awards granted in 2022, the Compensation Committee transitioned the Company’s annual grant practices for performance-based equity awards from a program granting time-based awards based on prior performance to a program granting performance-based awards tied to future performance. As a result of this change, in order to bridge the transition period between the old and new programs and maintain the same level of target stock compensation throughout the transition period, in addition to the Annual Time-Based RSAs (defined below) and Annual Performance RSUs (defined below) tied to future performance, the awards granted by the Compensation Committee in 2022 also included one-time transition awards for each NEO (other than Mr. Reyes) in the form of an award of time-based restricted stock awards, or RSAs, (the “Transition Time-Based RSAs”) that vest over a two-year period and an award of performance-based restricted stock units, or RSUs, (the “Transition Performance RSUs”, and together with Transition Time-Based RSAs, the “Transition Equity Awards”) eligible to vest after a two-year performance period. The one-time transition awards were designed to only compensate NEOs at their existing target level of equity compensation. A summary of the key plan features is provided in the table below. No additional transition grants or promotion grants were made in 2023. Mr. Reyes was not an NEO when his annual equity award was granted in 2022, and thus his annual equity award in 2022 was in the form of time-

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COMPENSATION DISCUSSION AND ANALYSIS

based RSAs which vest over a three-year period following the date of grant and was based on his past performance, as determined on the recommendation of the CEO and approved by the Compensation Committee.

Historic	New
Long-Term Equity	Long-Term Equity
Incentive Program	Incentive Program
● Backward-looking	● Forward-looking
● Granted in arrears	● Granted at the outset of the performance period
● 3-year and 5-year trailing performance periods	● 3-year performance period (75% of total award)
● 80% of award is based on achievement of Company performance metrics	● 3-year time-based vesting (25% of total award)
● 20% of award is based on achievement of NEO's individual performance objectives
●
100% of performance-based award vests based on RSR vs. Index Relative Performance (as defined below). If Company Total Stockholder Return ("TSR") is negative for the applicable Performance Period, the vesting percentage shall be reduced by 25%

Alignment with Stockholders	Target to Outperform	Absolute TSR Cap
Majority of annual equity award (75%) tied to performance and 100% of such award is based on RSR versus the defined performance peer group	To earn target payout, SHO must achieve an RSR at or above 55% of the peers	In the event the Company TSR is negative for the applicable Performance Period, Performance RSU awards will be reduced by 25%

COMPENSATION COMPOSITION

The table below illustrates the 2022 target composition of cash compensation and annual equity-based award program for our Current NEOs, other than Mr. Reyes. Mr. Reyes was not an NEO when his annual equity award was granted in 2022, and thus his equity compensation, which is discussed below under “2022 Compensation Decisions – Annual Equity Awards”, was not based on the 2022 NEO equity incentive program. The target compensation table excludes the Transition Equity Awards granted to our Current NEOs in February 2022 and excludes equity awards granted to Messrs. Giglia and Springer in March 2022 in connection with their promotions to CEO and President, respectively, each of which were nonrecurring awards and are not part of the annual target compensation on a go-forward basis.

Component	Type	Metrics and Key Drivers
Base Salary	Fixed Cash	● Fixed compensation necessary to attract and retain executive talent
● Provides market-competitive pay reflective of an executive’s role, experience, and individual performance
Annual Cash Incentive	Performance-Based Cash	● 75% of bonus is based on achievement of Company objectives
● 25% of bonus is based on achievement of NEO's individual objectives
Annual Long-Term Equity Incentive (Performance-Based)	Performance-Based RSUs
●
75% of annual equity award is comprised of performance-based RSUs that vest after a 3-year performance period based on the Company's RSR versus the Index Relative Performance (as defined below). If the Company's TSR is negative for the applicable Performance Period, the vesting percentage is reduced by 25%

Annual Long-Term Equity Incentive (Time-Based)	Time-Based RSAs	● 25% of annual equity award is comprised of time-based RSAs that vest annually over a 3-year period

2023 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

2022 COMPENSATION DECISIONS

The Compensation Committee determines the compensation of our NEOs. It evaluates and implements appropriate policies and decisions relative to NEO salary, benefits, bonus, incentive compensation, severance, equity-based and other compensation plans.

As described in more detail below, the Compensation Committee determined fiscal year 2022 compensation for each of our NEOs based upon a review of the Company’s performance (including the Company’s stockholder returns), the individual performance of each NEO, total compensation paid by the Company to each NEO in prior years, and, in certain instances, taking into account certain peer group information.

Commencing with awards granted in 2022, the Compensation Committee transitioned the Company’s annual grant practices with respect to performance-based equity awards to a program granting performance-based awards tied to future performance, rather than the historical practice of granting time-based awards in amounts based on the historical achievement of trailing three- and five- year RSR performance metrics. We believe that tying a majority of the NEOs’ compensation to future performance aligns more closely with our stockholders’ interests and priorities and provides a strong financial incentive for our NEOs to continue to maximize stockholder value. Under the modified program, annual equity awards granted in 2022 consist of performance-based RSUs (75% of award) (the “Annual Performance RSUs”) and time-based RSAs (25% of award) (the “Annual Time-Based RSAs” and, together with the Annual Performance RSUs, the “Annual Equity Awards”). Annual Performance RSUs are subject to vesting based on achievement of RSR metrics over the applicable three-year performance period. Under the 2022 modified compensation program, the Current NEOs, other than Mr. Reyes, did not receive annual equity awards in 2022 based on past stockholder performance. As a result of the transition, awards granted by the Compensation Committee in 2022 included one-time Transition Equity Awards for each NEO, other than Mr. Reyes. Mr. Reyes was not an NEO when his annual equity award was granted in 2022, and thus his annual equity award in 2022 was in the form of time-based RSAs which vest over a three-year period following the date of grant and was based on his past performance, as determined on the recommendation of the CEO and approved by the Compensation Committee.

Management’s Involvement in Compensation Decisions. The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the NEO’s past performance (including the extent to which the NEO has met or exceeded specified targets or affected the Company’s performance), and the NEO’s long - term potential to enhance stockholder value. From time to time, the Compensation Committee will direct management to work with its consultant(s) in providing proposals, program design and compensation recommendations. The CEO does not provide recommendations for changes in his own compensation. Any proposed changes to CEO compensation, as well as final determinations regarding CEO compensation, are made in executive session of the Compensation Committee, without the CEO present.

Independent Consultant. FPC advises our Compensation Committee on compensation program design and the amounts payable to our NEOs. FPC provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FPC does not work for management, receives no compensation from the Company other than fees for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company.

Annual Base Salary. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre - determined formulas (or otherwise) and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives or that increases are not appropriate for other reasons. Each NEO’s base salary serves as the base amount for determining annual cash bonuses and equity incentive award opportunities, which are calculated as percentages of such NEO’s base salary.

The base salary payable to each of our NEOs is based on the review of the Compensation Committee described above and the following:

●	an assessment of the scope of the NEO’s responsibilities and leadership;
●	the NEO’s expertise and experience within the industry;

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COMPENSATION DISCUSSION AND ANALYSIS

●	the Company’s overall financial and business performance; and
●	the NEO’s contributions to the Company.

The foregoing determination is not formulaic and is not based on specific Company or individual performance objectives, but rather, is subjective and made in light of our compensation philosophy and objectives described above. The following table includes the 2022 base salary determinations for each of our NEOs.

		% Change From
	2022 Base	2021 Base
	Salary	Salary
Bryan A. Giglia (1)	$600,000	15.3%
Aaron R. Reyes (1)	$325,000	N/A
Robert C. Springer (1)	$550,000	24.5%
David M. Klein	$425,000	17.7%
Christopher G. Ostapovicz	$400,000	6.7%
Douglas M. Pasquale (2)	$825,000	—%
(1)	Messrs. Giglia’s, Reyes’s and Springer’s base salaries were increased in connection with their appointments to CEO, Chief Financial Officer (“CFO”) and President, respectively, on March 7, 2022. The amounts presented are on an annualized basis.
(2)	Reflects Mr. Pasquale’s annualized base salary as Interim CEO and Executive Chairman.

Annual Cash Incentive Bonuses and Annual Equity Incentive Awards. We use annual cash incentive bonuses, granted under our Incentive Bonus Plan, and annual equity incentive awards to further motivate our NEOs by establishing relationships between the bonuses and awards, on the one hand, and the performance of the NEO and/or the Company, including RSR (discussed below) on the other. We believe that tying our NEOs’ cash bonus and long-term equity compensation to quantitative metrics, aligns the interests of our NEOs with those of our stockholders and provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards are intended to compensate our NEOs for achieving our annual financial objectives at both the corporate and hotel levels, for achieving TSR and RSR, for implementing long-term plans and strategies, and for achieving individual objectives. The annual cash incentive bonus and annual equity incentive award programs are based on performance and responsibility level rather than seniority, tenure, or other entitlement. The target annual incentive cash bonus and annual equity incentive award for each of our NEOs represent a significant percentage of such NEOs overall compensation. Performance thresholds applicable to these awards are set at levels intended to provide the NEOs with a significant incentive to enhance stockholder value.

Each year, the Compensation Committee establishes performance-based criteria, both corporate and individual, for each NEO, and the level of achievement of those criteria determines the size of the annual bonuses made to the NEO in the next calendar year. As discussed above, commencing with awards granted in 2022, the Compensation Committee transitioned the Company’s annual grant practices from a program granting time-based RSA awards based on prior performance to a program granting performance-based awards tied to future performance for our NEOs. Performance-based compensation is intended to encourage our NEOs to continually improve their capabilities to enhance performance and deliver positive business results. Annual equity incentive awards are also intended to encourage ownership, foster retention through post - grant vesting schedules and align the NEOs’ interests with the long - term interests and priorities of our stockholders.

Annual Cash Incentive Bonus. In the first quarter of 2022, the Compensation Committee established quantitative and qualitative performance measures for the annual cash incentive bonuses for the Current NEOs. Each Current NEO’s annual cash incentive bonus was based on the achievement of the corporate objectives (discussed below) and the achievement of each Current NEO’s individual objectives (discussed below) weighted as set forth in the table below. Pursuant to his employment agreement, Mr. Pasquale’s cash incentive bonus with respect to his service as Interim CEO and as Executive Chairman was determined by the Compensation Committee based on its evaluation of his performance in those roles.

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COMPENSATION DISCUSSION AND ANALYSIS

	Achievement of	Achievement of
	Company Objectives	NEOs Individual Objectives
Bryan A. Giglia	75.0%	25.0%
Aaron R. Reyes	75.0%	25.0%
Robert C. Springer	75.0%	25.0%
David M. Klein	75.0%	25.0%
Christopher G. Ostapovicz	75.0%	25.0%

The relative weighting of the annual cash incentive bonus objectives and each Current NEO’s individual objectives are established by the Compensation Committee and reflect its analysis of the appropriate amount of emphasis to place on both corporate and individual objectives, and not any pre - determined formula or methodology. The Compensation Committee may, at its discretion, adjust criteria to account for significant intra - year transactions and circumstances.

The Committee selected four portfolio and operational metrics for the 2022 Annual Cash Incentive Bonus which is discussed in detail below.

Annual Cash Incentive Bonus Objectives. The Compensation Committee determined that the amount of the cash bonus paid to each Current NEO would be based on the achievement of both: (i) the following four Company objectives (the “Cash Incentive Bonus Objectives”), weighted as described below at Threshold, Target and Maximum, and (ii) individual objectives:

	Objective Weight at
	Target of Total				Actual
Objective	Cash Incentive Bonus	Threshold	Target	Maximum	Performance
Objective #1: AFFO per Share		$0.56	$0.66	$0.76	$0.87
Objective #2: Capital Recycling (1)		1.0	3.0	5.0	4.75
Objective #3: Capital Markets (1)		1.0	3.0	5.0	5.0
Objective #4: Capital Investment / Rebranding (1)		1.0	3.0	5.0	3.0
Individual Objectives (1)		1.0	3.0	5.0	3.85 - 4.10
(1)	Performance for these objectives is determined based on a five-point scale with an achievement of one at threshold, three at target and five at maximum, as determined by our Compensation Committee.

For the Company’s Cash Incentive Bonus Objectives, the Compensation Committee established three achievement levels—“Threshold,” “Target” and “Maximum,” and for each achievement level, a corresponding multiple of base

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COMPENSATION DISCUSSION AND ANALYSIS

salary for each Current NEO. For each of the components, the amount paid to the applicable Current NEO was the product of (a) his base salary, (b) the weighting for that component, (c) the multiple corresponding to the level of achievement and (d) the Compensation Committee’s subjective assessment as to whether the Current NEO’s performance warranted an increase or decrease.

Each of the Cash Incentive Bonus Objectives is further discussed below. The Cash Incentive Bonus Objectives consist of both quantitative and qualitative measures designed to advance the Company’s strategic objectives. The Compensation Committee has set Target performance requirements for these objectives at a challenging level with achievement above Target requiring exceptional performance.

Objective Number 1 – Adjusted Funds From Operations Attributable to Common Stockholder Per Share (“AFFO”). The primary objective of the AFFO per share component was to measure management’s ability to oversee the financial performance of the Company. We compute the AFFO per share component by adjusting Funds From Operations (“FFO”), which we calculate in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), for certain noncash or nonrecurring items. AFFO is then divided by our weighted average share count, including those shares associated with unvested time-based RSA awards, for the year ended December 31, 2022. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2022. This component comprises 15% of the total Cash Incentive Bonus, and 20% of the total Company Incentive Bonus.

Objective Number 2 – Capital Recycling. The primary objective of the Capital Recycling component was to measure management’s ability to meet its business objectives through the sale of certain hotels based on future growth expectations and the redeployment of those proceeds in hotels that meet the Company’s portfolio and return requirements, the strategic and opportunistic disposition of hotels, the identification of potential value creation and monetization of value within the portfolio. Capital recycling is also compared to the capital recycling activity of the Hotel REIT Peer Group (as described below). This component comprises 30% of the total Cash Incentive Bonus, and 40% of the total Company Incentive Bonus.

Objective Number 3 – Capital Markets. The primary objective of the Capital Markets component was to measure management’s ability to meet its business objectives through recasting/extending the corporate credit facilities, extending term loans, accessing the debt and equity markets to facilitate the growth of the Company. Capital markets execution is also evaluated compared to the capital markets activity of the Hotel REIT Peer Group (as described below). This component comprises 15% of the total Cash Incentive Bonus, and 20% of the total Company Incentive Bonus.

Objective Number 4 – Capital Investment / Rebranding. The primary objective of the Capital Investment/Rebranding component was to measure management’s ability to meet its business objective of completing the 2022 capital plan, including restoration work at the Hilton New Orleans St. Charles, guestroom renovation at the Hyatt Regency San Francisco and achieving all 2022 milestones for the Westin Washington DC Downtown conversion. An additional element was to identify future value creation opportunities throughout the portfolio. This component comprises 15% of the total Cash Incentive Bonus, and 20% of the Company Incentive Bonus Objectives.

Individual Objectives. The primary objective of this component was to drive individual performance and to ensure accountability with respect to individual performance throughout the calendar year. Each of the Current NEOs had individualized objectives for 2022 as follows:

●	Mr. Giglia’s objectives included achievement of certain corporate, ESG initiatives, financial, strategic and operational objectives, including the overall execution of the Company’s business plan, transitioning CFO responsibilities to our new CFO and effectively recycling capital into future growth opportunities.
●	Mr. Reyes’s objectives included managing the Company’s leverage levels, preparing for upcoming debt maturities, addressing covenant waivers as needed, directing the accounting and tax functions, and overseeing the Company’s ESG initiatives.
●	Mr. Springer’s objectives included implementing the Company’s portfolio management objectives, including enhancing the Company’s portfolio quality through acquisitions and dispositions, evaluating third-party

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COMPENSATION DISCUSSION AND ANALYSIS

manager changes, assessing ESG initiative opportunities for acquisition targets, and evaluating alternative uses of owned real estate.
●	Mr. Klein’s objectives included managing the legal process for all transactions, overseeing legal proceedings and regulatory filings, advising on labor matters, assessing and advising on the Company’s corporate governance and risk management policies, and overseeing the Company’s ESG initiatives.
●	Mr. Ostapovicz’s objectives included updating and executing the plans to maximize the long-term value of each Company hotel property through oversight of hotel operations, facilitating the execution of value-enhancing renovations, and implementing ESG initiatives at the hotel properties.

To determine the cash incentive bonus payable to each Current NEO, in February 2023, the Compensation Committee reviewed and assessed the performance of the Company and each Current NEO and compared such performance to the Company and individual objectives established in 2022, subject to the Compensation Committee’s subjective assessment as to whether the Current NEO’s performance warranted an increase or decrease. The CEO provided recommendations to the Compensation Committee for each NEO’s individual performance. The Compensation Committee did not adjust the performance measures established for fiscal year 2022.

The following table summarizes all of the components of the Cash Incentive Bonus Objectives with respect to fiscal year 2022, paid in February 2023 for Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz (dollar values rounded to the nearest whole dollar). Mr. Pasquale’s cash bonus was paid upon completion of his service as Interim CEO and as Executive Chairman. For Messrs. Giglia and Springer, the cash bonus reflects the product of base salary multiplied by the weighting of each objective and the interpolated achieved objective multiplier (Threshold – 67.5%; Target – 135.0%; Maximum – 202.5%). For Messrs. Reyes, Klein, and Ostapovicz, the cash bonus reflects the product of base salary multiplied by the weighting of each objective and the interpolated achieved objective multiplier (Threshold – 50.0%; Target – 100.0%; Maximum – 150.0%). For Mr. Pasquale, the cash bonus with respect to his service as Interim CEO reflects the terms of his employment agreement: (Threshold – $750,000; Target – $1,850,000; Maximum – $3,000,000), and the cash bonus with respect to his service as Executive Chairman reflects the terms established by the Compensation Committee: (minimum - $600,000; maximum - $900,000). The actual amount of the cash bonus paid to Mr. Pasquale in 2022 (i) with respect to his service as Interim CEO was $1,800,000 and (ii) with respect to his service as Executive Chairman was $600,000.

	Bryan A.	Aaron R.	Robert C.	David M.	Christopher G.
Objective	Giglia	Reyes	Springer	Klein	Ostapovicz
Objective #1: AFFO per Share	$182,250	$73,125	$167,063	$95,625	$90,000
Objective #2: Capital Recycling	349,313	140,156	320,203	183,281	172,500
Objective #3: Capital Markets	182,250	73,125	167,063	95,625	90,000
Objective #4: Capital Investment / Rebranding	121,500	48,750	111,375	63,750	60,000
Individual Objectives	250,594	103,594	229,711	134,141	121,250
Total Cash Incentive Bonus	$1,085,906	$438,750	$995,414	$572,422	$533,750

Annual Equity Incentive Awards. Commencing with awards granted in 2022, the Compensation Committee transitioned the Company’s annual performance-based equity award practices for the NEOs to a program granting performance-based awards tied to future performance, rather than past performance. Under the modified program, in February 2022, Messrs. Giglia, Springer, Klein and Ostapovicz were each granted Annual Performance RSUs and Annual Time-Based RSAs. Seventy-five percent of each NEO’s annual award was in the form of Annual Performance RSUs and 25% was in the form of Annual Time-Based RSAs. As a result of this change, in order to bridge the transition period between the old and new programs, in addition to the 2022 Annual Equity Awards, the Compensation Committee granted to each of Messrs. Giglia, Springer, Klein and Ostapovicz one-time Transition Equity Awards in the form of Transition Performance RSUs (together with the Annual Performance RSUs, the “Performance RSU Awards”) and Transition Time-Based RSAs (together with the Annual Time-Based RSAs, the

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COMPENSATION DISCUSSION AND ANALYSIS

“Time-Based RSA Awards”). Mr. Reyes was not an NEO when his annual equity award was granted in 2022, and thus his annual equity award in 2022 was in the form of time-based RSAs which vest over a three-year period following the date of grant and was based on his past performance, as determined on the recommendation of the CEO and approved by the Compensation Committee.

RSR vs FTSE Nareit Lodging/Resorts Index
(over $500 Million Market Cap)

		RSR Vesting	Index Relative
		Percentage*	Performance Hurdles
75%	Performance	Below Threshold (0%)	< 30th Percentile
	RSUs	Threshold (50%)	30th Percentile
		Target (100%)	55th Percentile
		Maximum (200%)	≥ 80th Percentile

VEST AT THE END OF THE 3-YEAR PERFORMANCE PERIOD

25%	Time-Based RSAs	VEST ANNUALLY OVER A 3-YEAR PERIOD

* In the event of negative Company TSR for the applicable Performance Period, the percentage of Performance RSUs that vest will be reduced by 25%.

Performance RSUs Awards

General. Pursuant to the Performance RSU Awards, the NEOs are eligible to vest in a number of RSUs ranging from 0% to 200% of the Target number of RSUs granted, based on the Company’s RSR during the applicable performance period, subject to the applicable NEO’s continued service with the Company.

Performance Vesting. The Performance RSU Awards vest based on the Company’s TSR performance (the “Company TSR”) during a three-year performance period (with respect to the Annual Performance RSUs) or a two-year performance period (with respect to the Transition Performance RSUs), in each case commencing on January 1, 2022 (each, a “Performance Period”), as compared to the TSR percentages of the companies included on the FTSE Nareit Lodging/Resort Index that have a minimum equity market capitalization of $500,000,000 (the “Index Relative Performance”). In the event the Index Relative Performance is achieved at the “Threshold,” “Target” or “Maximum” level as specified in the applicable award agreement, the award will become vested with respect to the percentage of RSUs as set forth in the chart above.

If the Index Relative Performance falls between the levels specified as Threshold and Target or between the levels specified as Target and Maximum, the percentage of RSUs subject to the Performance RSU Awards that will vest will be determined using straight-line linear interpolation between such levels.

Notwithstanding the foregoing, if Company TSR is negative for the applicable Performance Period, the percentage of RSUs subject to the Performance RSU Awards that vest will be reduced by 25%.

The table below sets forth the Target dollar denominated value and number of shares subject to the Annual Performance RSUs and the Transition Performance RSUs awarded to each NEO in February 2022.

	Grant Amount of		Restricted Stock Units Subject to
	Annual	Transition	Annual	Transition
	Performance RSU	Performance RSU	Performance RSU	Performance RSU
Name	Awards (Target) (1)	Awards (Target) (1)	(Target)	(Target)
Bryan A. Giglia	$952,500	$635,000	84,143	56,095
Aaron R. Reyes	$—	$—	—	—
Robert C. Springer	$806,250	$537,500	71,223	47,482
David M. Klein	$525,000	$350,000	46,378	30,919
Christopher G. Ostapovicz	$600,000	$400,000	53,004	35,336

2023 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

(1)	To determine the number of RSUs granted to each NEO, the applicable total dollar amount was divided by the average closing price of the Company’s stock over the 20 consecutive trading days ending three trading days prior to the grant date.

Time-Based RSA Awards.

The Annual Time-Based RSAs will vest in three equal annual installments over a three-year period on February 15th of each year following the date of grant, subject to the applicable NEO’s continued service through each applicable vesting date. The Transition Time-Based RSAs will vest in two equal annual installments over a two-year period on February 15th of each year following the date of grant, subject to the applicable NEO’s continued service through each applicable vesting date.

The table below sets forth the dollar denominated value and number of shares subject to the Time-Based RSA Awards granted to the NEOs in February 2022.

	Grant Amount of		Shares Subject to
	Annual Time-Based	Transition Time-Based	Annual	Transition
Name	RSA Awards (1)	RSA Awards (1)	Time-Based RSA	Time-Based RSA
Bryan A. Giglia	$317,500	$317,500	28,048	28,048
Aaron R. Reyes (2)	$321,750	$—	28,423	—
Robert C. Springer	$268,750	$268,750	23,741	23,741
David M. Klein	$175,000	$175,000	15,459	15,459
Christopher G. Ostapovicz	$200,000	$200,000	17,668	17,668
(1)	To determine the number of RSAs granted to each NEO, the applicable total dollar amount was divided by the average closing price of the Company’s stock over the 20 consecutive trading days ending three trading days prior to the grant date.
(2)	Amount reported for Mr. Reyes represents the dollar denominated value of the annual RSA award granted to him in February 2022 prior to his appointment as CFO with respect to his performance in 2021.

Promotion Equity Awards. In connection with the commencement of their appointment as our CEO and President and Chief Investment Officer, respectively, in March 2022, Messrs. Giglia and Springer were granted one-time awards of performance-based RSUs (the “Promotion Performance RSUs”) and time-based RSAs (the “Promotion Time-Based RSAs” and together with the Promotion Performance RSUs, the “Promotion Equity Awards”). All Promotion Performance RSUs (60% of the Promotion Equity Awards) are tied to the Company’s future stock price performance and will only be earned if the designated stock targets are achieved; thus further aligning Messrs. Giglia and Springer’s compensation with the interests and priorities of our stockholders.

The table below sets forth the dollar denominated value and number of shares subject to the Promotion Performance RSUs and Promotion Time-Based RSAs awarded to Messrs. Giglia and Springer in March 2022.

	Grant ($) Amount of		Restricted Stock Units Subject To	Shares Subject to
Name	RSU Awards (1)	RSA Awards (1)	Performance RSU	Time-Based RSA
Bryan A. Giglia	$1,050,000	$700,000	94,002	62,668
Robert C. Springer	$1,050,000	$700,000	94,002	62,668
(1)	To determine the number of RSUs or RSAs, as applicable, granted to each NEO, the applicable total dollar amount was divided by the average closing price of the Company’s stock over the 20 consecutive trading days ending one trading day prior to the grant date.

Promotion Performance RSUs

Performance Vesting. The Promotion Performance RSUs will be deemed earned with respect to 20% of the RSUs subject thereto upon achievement of five pre-determined stock price targets sustained over a 20 consecutive trading day period (“Earned RSUs”) during a five-year performance period commencing March 7, 2022 and ending on March 7, 2027 (the “Promotion Performance Period”). Earned RSUs will vest on the later to occur of the date on which the stock price target is achieved and the third anniversary of the grant date (the “Promotion Vesting Date”),

48	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

subject to the NEO’s continued service with the Company. Any Promotion Performance RSUs that remain unvested at the end of the five-year performance period will be forfeited.

The table below sets forth the five pre-determined stock price targets and percentage of Earned RSUs.

Vesting Tranches	$13.50	$15.00	$16.50	$18.00	$19.50	Status
First	20% Vested					X
Second		20% Vested				X
Third			20% Vested			X
Fourth				20% Vested		X
Fifth					20% Vested	X

Promotion Time-Based RSAs

Vesting. The Promotion Time-Based RSAs will vest as follows, subject to the NEO’s continued service through each applicable vesting date: 10% on March 7, 2023, 2024, 2025 and 2026 and 60% on March 7, 2027.

2023 10%	2024 10%	2025 10%	2026 10%	2027 60%

Dividend Equivalents. The Performance RSU Awards and Promotion Performance RSUs were granted in tandem with a corresponding dividend equivalent. Each dividend equivalent entitles the NEO to receive payments equal to the amount of the dividends paid on the share of common stock underlying the RSU to which the dividend equivalent relates. Any dividend equivalent payments that would have been made prior to the date on which the RSU becomes a vested or an Earned RSU (plus or minus the amount of gain or loss on such amounts had they been reinvested in common stock on the date that they were paid) will be paid within 45 days following the date on which the RSU becomes a vested or an Earned RSU. Upon the NEO’s termination of service for any reason, the NEO will not be entitled to any dividend equivalent payments with respect to any RSUs that do not become vested or an Earned RSU.

Benefits and Perquisites. Our benefit programs are based on an assessment of competitive market factors, and a determination of what is needed to attract and retain qualified executives. Our primary benefits for executives include participation in our broad-based plans at the same cost and on the same terms as other employees. These plans include a tax qualified 401(k) savings plan (with safe harbor contributions equal to 3% of a participant’s pay up to $9,150), additional Company 401(k) contributions, health, dental and vision insurance plans, term life insurance and disability coverage and a matching charitable gift program up to a maximum of $5,000 for each employee. In addition, each of our NEOs receive a maximum reimbursement credit of $5,000 for room and tax expenditures at the Company’s hotels and resorts.

The Company does not provide non - qualified deferred compensation or pension benefits to any of its employees, including its NEOs.

Peer Group Information. The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and annual equity incentive awards for its NEOs. During 2022, the Compensation Committee reviewed peer group data provided by its independent compensation consultant, FPC, in the 2021 FPC Executive Compensation Report, to assist and make informed decisions in its determination regarding compensation for our NEOs for 2022. The Compensation Committee evaluates the Company’s performance and determines whether the compensation elements and levels that we provide to our NEOs are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each NEO’s contribution to our performance.

2021 FPC Executive Compensation Report. In 2022, the Compensation Committee, based on the information provided by the 2021 FPC Executive Compensation Report, determined and monitored the composition of our peer groups. The peer groups selected and used by the Compensation Committee were all public real estate companies

2023 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

in 2021 and were divided into two groups: hotel REIT peers and size/geographic peers. Each peer group is discussed and identified below:

●	Hotel REIT Peer Group. This peer group consisted of 10 public hospitality REITs that the Company and FPC consider to be the most relevant peer group against which to review compensation for NEOs, as they are all lodging-focused, self-managed REITs. This peer group, as of May 31, 2021, had total capitalization ranging from approximately $2.0 billion to $18.5 billion compared to the Company’s consolidated total capitalization of $3.7 billion.
●	Size/Geographic - Based Peer Group. This peer group consisted of 12 public real estate companies, four of which have corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes, but based on a combination of business focus, size and geography, the companies were viewed by FPC as comparable. This peer group, as of May 31, 2021, had total capitalization ranging from approximately $2.5 billion to $8.9 billion compared to the Company’s consolidated total capitalization of $3.7 billion.

Hotel REIT Peer Group	Size/Geographic - Based Peer Group
Apple Hospitality REIT, Inc.	Acadia Realty Trust
DiamondRock Hospitality Company	Apple Hospitality REIT, Inc.
Hersha Hospitality Trust	Choice Hotels International, Inc.
Host Hotels & Resorts, Inc.	Columbia Property Trust, Inc.
Park Hotels & Resorts, Inc.	Easterly Government Properties, Inc.
Pebblebrook Hotel Trust	Hudson Pacific Properties, Inc.
RLJ Lodging Trust	PS Business Parks, Inc.
Ryman Hospitality Properties, Inc.	Retail Opportunity Investments Corp.
Summit Hotel Properties, Inc.	Ryman Hospitality Properties, Inc.
Xenia Hotels & Resorts, Inc.	Sabra Health Care REIT, Inc.
Summit Hotel Properties, Inc.
Washington Real Estate Investment Trust

50	Sunstone Hotel Investors

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors of Sunstone Hotel Investors, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in the proxy statement of the Company for the 2023 annual meeting of stockholders with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board of Directors has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

COMPENSATION COMMITTEE:

Monica S. Digilio, Chair
W. Blake Baird
Andrew Batinovich
Kristina M. Leslie

March 22, 2023

2023 Proxy Statement	51

EXECUTIVE COMPENSATION

The Summary Compensation Table (“SCT”) below shows compensation information about our principal executive officer (“PEO”) (Mr. Giglia), our principal financial officer (Mr. Reyes) and the three other most highly compensated officers (Messrs. Springer, Klein and Ostapovicz) as of December 31, 2022. In addition, in accordance with SEC disclosure rules, the SCT below shows compensation information for our former principal executive officer (Mr. Pasquale).

Mr. Giglia was appointed as our CEO on March 7, 2022 and served as our CFO prior to such appointment. Upon Mr. Giglia’s appointment as our CEO, Mr. Pasquale ceased to serve as Interim CEO, transitioned to the position of Executive Chairman and continued in that role until September 1, 2022 before resuming his position as independent Chairman of the Board.

SUMMARY COMPENSATION TABLE

					Non-Equity
Name and					Incentive Plan	All Other
Principal		Salary	Bonus	Stock	Compensation	Compensation
Position	Year	($) (1)	($) (2)	Awards ($) (3)	($) (4)	($) (5)	Total ($)
Bryan A. Giglia	2022	591,346	—	3,616,381	1,085,906	66,698	5,360,331
CEO and Former CFO	2021	520,200	—	1,242,307	169,065	46,046	1,977,618
	2020	520,200	—	1,170,572	235,963	138,668	2,065,403
Aaron R. Reyes	2022	320,673	—	332,833	438,750	46,469	1,138,725
SVP - CFO
Robert C. Springer	2022	541,346	—	3,257,976	995,414	60,346	4,855,082
President - CIO	2021	441,660	—	1,054,743	143,540	43,250	1,683,193
	2020	441,660	—	993,844	200,337	127,298	1,763,139
David M. Klein	2022	425,000	—	1,286,522	572,422	53,408	2,337,352
EVP - General	2021	361,080	—	785,650	104,713	44,190	1,295,633
Counsel	2020	361,080	—	626,920	130,538	90,395	1,208,933
Christopher G. Ostapovicz	2022	400,000	—	1,470,331	533,750	56,831	2,460,912
EVP - COO	2021	310,096	—	1,351,982	108,750	44,158	1,814,986
Douglas M. Pasquale	2022	594,859	2,400,000	—	—	61,283	3,056,142
Former Interim CEO and Former Executive Chairman	2021	376,058	—	2,532,343	—	5,353	2,913,754
(1)	Amounts represent base salary earned by our NEOs for the applicable year. For Messrs. Giglia, Reyes and Springer, the amount in this column reflects their full year base salary prorated to include the period during 2022 prior to their respective appointments as CEO, CFO, and President. For Mr. Pasquale, the amount in this column represents his base salary of $552,115 paid to Mr. Pasquale during 2022 with respect to his service as Interim CEO and Executive Chairman, and $42,744 paid during 2022 with respect to his service on the Board and its Committees after he resumed his role as an independent director and Chairman of the Board.
(2)	For Mr. Pasquale, the amount in this column represents a cash performance bonus in the amount of $1,800,000 with respect to his service as Interim CEO and a cash performance bonus in the amount of $600,000 with respect to his service as Executive Chairman, in each case, as determined by the Compensation Committee.
(3)	For 2022, with respect to Messrs. Giglia, Springer, Klein and Ostapovicz, the amounts in this column represent the grant date fair value of (i) the Annual Time-Based RSAs, (ii) the Transition Time-Based RSAs, (iii) the Annual Performance RSUs, and (iv) the Transition Performance RSUs, in each case, granted in February 2022. Additionally, with respect to Messrs. Giglia and Springer, amounts include the grant date fair value of the Promotion Time-Based RSAs and the Promotion Performance RSUs, in each case, granted in March 2022. The amount reported for Mr. Reyes represents the grant date fair value of the Annual Time-Based RSAs granted to him in February 2022 prior to his appointment as CFO with respect to his performance in 2021. See “Compensation Discussion and Analysis—2022 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a discussion of the changes to our equity incentive award programs.

52	Sunstone Hotel Investors

EXECUTIVE COMPENSATION

a.	Amounts in each case have been computed as prescribed by Accounting Standards Codification Topic 718, Compensation—Stock Compensation (referred to as “ASC Topic 718”). The grant date fair values shown for the Performance RSU Awards and Promotion Performance RSUs were calculated in accordance with ASC Topic 718 using a Monte Carlo simulation valuation model with the assumptions set forth in the table below.

	Annual	Transition	Promotion
Assumptions	Performance RSUs	Performance RSUs	Performance RSUs
Expected Volatility	41.0%	41.0%	40.0%
Dividend Yield (i)	—	—	—
Risk-free Rate	1.78%	1.56%	1.72%
Expected Term	3 years	2 years	5 years
i.	Dividend equivalents are assumed to be reinvested in shares of our common stock and dividend equivalents will only be paid to the extent the award vests.
b.	Annual Equity Incentive Awards. The table below sets forth the grant date fair value for the 2022 Annual Time-Based RSAs and the 2022 Annual Performance RSUs. The value of the RSUs is dependent on the Company’s performance over a three-year period.

	Grant Date Fair Value ($)
Name	Time-Based RSAs	Performance RSUs
Bryan A. Giglia	328,442	1,048,422
Aaron R. Reyes	332,833	—
Robert C. Springer	278,007	887,439
David M. Klein	181,025	577,870
Christopher G. Ostapovicz	206,892	660,430

c.	Transition Equity Incentive Awards. The table below sets forth the grant date fair value for the one-time 2022 Transition Time-Based RSAs and one-time 2022 Transition Performance RSUs. The value of the RSUs is dependent on the Company’s performance over a two-year period.

	Grant Date Fair Value ($)
Name	Time-Based RSAs	Performance RSUs
Bryan A. Giglia	328,442	628,825
Robert C. Springer	278,007	532,273
David M. Klein	181,025	346,602
Christopher G. Ostapovicz	206,892	396,117

d.	Promotion Equity Awards. The table below sets forth the grant date fair value for the one-time Promotion Time-Based RSAs and one-time Promotion Performance RSUs. The value of the RSUs is dependent on the Company’s performance over a five-year period and there is no assurance the awards will be earned.

	Grant Date Fair Value ($)
Name	Time-Based RSAs	Performance RSUs
Bryan A. Giglia	636,080	646,170
Robert C. Springer	636,080	646,170

(4)	The amounts in this column represent the annual cash incentive bonus earned for the fiscal year and paid in the first fiscal quarter of the following year.

2023 Proxy Statement	53

EXECUTIVE COMPENSATION

(5)	“All Other Compensation” includes the following amounts for fiscal year 2022:

		Dividends Paid
	Company	on Awarded	Employer	Company
	Contributions	but Unvested	Matching	Hotel	Accrued
	to 401(k)	Stock	Charitable	Reimbursement	Vacation
Name	Plan ($)	Awards($)	Contributions ($)	Credit ($)	Payout ($) (a)	Total ($)
Bryan A. Giglia	40,500	16,198	5,000	5,000	—	66,698
Aaron R. Reyes	40,500	2,518	—	3,451	—	46,469
Robert C. Springer	40,500	14,218	4,000	1,628	—	60,346
David M. Klein	40,500	7,527	5,000	381	—	53,408
Christopher G. Ostapovicz	40,500	6,584	5,000	4,747	—	56,831
Douglas M. Pasquale	19,600	—	5,000	375	36,308	61,283
a.	For Mr. Pasquale, the amount represents accrued vacation paid to Mr. Pasquale through September 1, 2022, which is the date he ceased to be Executive Chairman.

54	Sunstone Hotel Investors

2022 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the information with respect to plan – based awards granted to the NEOs in 2022.

2022 GRANTS OF PLAN-BASED AWARDS TABLE

								All Other
								Stock
								Awards:	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Fair Value
		Under Non-Equity			Under Equity			Shares of	of Stock
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			Stock or	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
Bryan A. Giglia
Promotion RSA	3/07/2022							62,668	636,080
Promotion RSU	3/07/2022				—	94,002	—		646,170
Annual RSA	2/10/2022							28,048	328,442
Transition RSA	2/10/2022							28,048	328,442
Annual RSU	2/10/2022				42,072	84,143	168,286		1,048,422
Transition RSU	2/10/2022				28,048	56,095	112,190		628,825
Annual Cash Bonus	n/a	405,000	810,000	1,215,000
Aaron R. Reyes
Annual RSA	2/10/2022							28,423	332,833
Annual Cash Bonus	n/a	162,500	325,000	487,500
Robert C. Springer
Promotion RSA	3/07/2022							62,668	636,080
Promotion RSU	3/07/2022				—	94,002	—		646,170
Annual RSA	2/10/2022							23,741	278,007
Transition RSA	2/10/2022							23,741	278,007
Annual RSU	2/10/2022				35,612	71,223	142,446		887,439
Transition RSU	2/10/2022				23,741	47,482	94,964		532,273
Annual Cash Bonus	n/a	371,250	742,500	1,113,750
David M. Klein
Annual RSA	2/10/2022							15,459	181,025
Transition RSA	2/10/2022							15,459	181,025
Annual RSU	2/10/2022				23,189	46,378	92,756		577,870
Transition RSU	2/10/2022				15,460	30,919	61,838		346,602
Annual Cash Bonus	n/a	212,500	425,000	637,500
Christopher G. Ostapovicz
Annual RSA	2/10/2022							17,668	206,892
Transition RSA	2/10/2022							17,668	206,892
Annual RSU	2/10/2022				26,502	53,004	106,008		660,430
Transition RSU	2/10/2022				17,668	35,336	70,672		396,117
Annual Cash Bonus	n/a	200,000	400,000	600,000
Douglas M. Pasquale
	n/a	—	—	—				—	—
(1)	We pay a cash incentive bonus for performance under our Incentive Bonus Plan in February following the performance year if the performance criteria related to the Cash Incentive Bonus Objectives have been satisfied in the performance year, with the exception of Mr. Pasquale, whose cash incentive bonus was governed by the terms of his employment agreement with the Company and the Compensation Committee. The actual amounts of the fiscal year 2022 performance cash incentive bonus are shown in the SCT in the “Non – Equity Incentive Plan Compensation” column. The Threshold, Target and Maximum award opportunities shown under this heading are for 2022 performance. For our Current NEOs, the amounts are a multiple of each NEO’s base salary in 2022. See “Compensation Discussion and Analysis—2022 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses.

2023 Proxy Statement	55

2022 GRANTS OF PLAN-BASED AWARDS

(2)	The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the possible number of RSUs that may vest based upon the level of achievement of the applicable performance measures. These estimated possible payouts for each NEO do not include dividend equivalent units that may vest, if at all, following the end of the performance period. See “Compensation Discussion and Analysis—2022 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the Annual Performance RSUs, Transition Performance RSUs and Promotion Performance RSUs.
a.	Annual Performance RSUs. The RSUs have a three-year performance period and vest based on the Company’s TSR compared to Index Relative Performance. Threshold assumes that 50% of the RSUs awarded vest, Target assumes that 100% of the RSUs awarded vest, and Maximum assumes that 200% of the RSUs awarded vest.
b.	Transition Performance RSUs. The RSUs have a two-year performance period and vest based on the Company’s TSR compared to Index Relative Performance. Threshold assumes that 50% of the RSUs awarded vest, Target assumes that 100% of the RSUs awarded vest, and Maximum assumes that 200% of the RSUs awarded vest.
c.	Promotion Performance RSUs. The RSUs will be deemed Earned RSUs based on the Company’s achievement of five share price targets within a five-year performance period. One fifth of the award reported under Target is earned on each date, prior to the fifth anniversary of the grant date, on which the Company achieves average closing share price targets of $13.50, $15.00, $16.50, $18.00 and $19.50 during a 20 consecutive trading day period. Earned RSUs will vest on the later to occur of the date on which the stock price target is achieved or the Promotion Vesting Date.
(3)	The amounts in this column represent the number of Time-Based RSAs granted to the NEOs in 2022. See “Compensation Discussion and Analysis—2022 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the Annual Time-Based RSAs, Transition Time-Based RSAs and Promotion Time-Based RSAs and for a discussion of the changes to our equity incentive award program.
(4)	The grant date fair value for each of the Time-Based RSAs equals the number of RSAs multiplied by the closing common stock price on the NYSE on the applicable grant date as reported in the table above, computed in accordance with ASC Topic 718. The amount shown for grant date fair value for each of the Performance RSUs is calculated using a Monte Carlo simulation model in accordance with ASC Topic 718. For more information, please see footnote 3 of our SCT in “Executive Compensation.”

56	Sunstone Hotel Investors

EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS (GIGLIA, REYES, SPRINGER, KLEIN, OSTAPOVICZ AND PASQUALE)

Messrs. Giglia, Reyes, Springer, Klein, and Ostapovicz

On August 29, 2022, we entered into amended and restated employment agreements with Messrs. Giglia, Springer, Klein and Ostapovicz in order to reflect each NEO’s updated executive officer position and compensation (collectively, the “Amended and Restated Employment Agreements”) which amended and restated the existing employment agreements that we had previously entered into with each executive (collectively, as amended, the “Former Employment Agreements”). On August 29, 2022, we also entered into an employment agreement with Mr. Reyes (together with the Amended and Restated Employment Agreements, the “Employment Agreements”). Mr. Reyes was not previously party to an employment agreement with the Company. A summary of the material terms of each Employment Agreement is below.

Each of the Employment Agreements will continue until terminated in accordance with its terms. Each of the Employment Agreements provides for an annual base salary, eligibility to earn an annual cash performance bonus, eligibility to receive an annual equity award and certain severance payments and benefits, each as described more fully below. In addition, each of the NEOs will be eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

The Employment Agreements and the Former Employment Agreements (excluding Mr. Reyes who did not have a Former Employment Agreement) provide for the following 2022 annual base salaries: $550,000 through March 6, 2022 and $600,000 for the remainder of 2022 for Mr. Giglia, $300,000 through March 6, 2022 and $325,000 for the remainder of 2022 for Mr. Reyes, $500,000 through March 6, 2022 and $550,000 for the remainder of 2022 for Mr. Springer, $425,000 for Mr. Klein and $400,000 for Mr. Ostapovicz, all of which may be increased from time to time in the Company’s sole discretion as determined by the Compensation Committee. In addition, under the Employment Agreements and the Former Employment Agreements (excluding Mr. Reyes who did not have a Former Employment Agreement), each NEO is eligible to earn an annual cash performance bonus based on the attainment of individual and Company performance objectives as determined by the Compensation Committee with (i) a Threshold level equal to 67.5% of base salary for Messrs. Giglia and Springer, and 50% of base salary for Messrs. Reyes, Klein and Ostapovicz, (ii) a Target level equal to 135% of base salary for Messrs. Giglia and Springer, and 100% of base salary for Messrs. Reyes, Klein and Ostapovicz, and (iii) a Maximum level equal to 202.5% of base salary for Messrs. Giglia and Springer, and 150% of base salary for Messrs. Reyes, Klein and Ostapovicz, with no guaranteed minimum (and any award may equal zero in any given year).

Pursuant to their respective Employment Agreements, each of the NEOs is eligible to receive severance payments and benefits in the event of certain terminations of his employment described below under “Potential Payments Upon Termination or Change in Control.” Each Employment Agreement also includes certain restrictive covenants, including non-solicitation and non-disparagement. In connection with entering into the Employment Agreements, each NEO also entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

Mr. Pasquale

Mr. Pasquale served as our Interim CEO pursuant to an employment agreement with us dated September 10, 2021. Mr. Pasquale’s employment as Interim CEO pursuant to his employment agreement commenced on September 2, 2021 and ended on March 7, 2022, the date on which Mr. Giglia was appointed Chief Executive Officer. Under his employment agreement, Mr. Pasquale was entitled to receive an initial annual base salary of $825,000 and was eligible to receive a cash performance bonus targeted at $1,850,000, with a minimum and maximum opportunity equal to $750,000 and $3,000,000, respectively. Upon Mr. Pasquale’s appointment as Executive Chairman, the Compensation Committee approved a base salary of $412,500 for the period beginning March 7, 2022 and ending September 1, 2022 and a cash performance bonus targeted at $600,000, with a maximum bonus opportunity equal to $900,000.

2023 Proxy Statement	57

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

The following table sets forth information with respect to outstanding RSAs and RSUs held by the Current NEOs as of December 31, 2022.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END TABLE

		Stock Awards
				Equity Incentive		Equity Incentive Plan
		Number of	Market Value	Plan Awards:		Awards: Market or
		Shares of	of Shares of	Number of Unearned		Payout Value of
		Stock That	Stock That	Shares, Units		Unearned Shares, Units
	Grant	Have Not	Have Not	or Other Rights That		or Other Rights That
Name	Date	Vested (#)(1)	Vested ($)(2)	Have Not Vested (#)		Have Not Vested ($)(2)
Bryan A. Giglia	3/07/2022	62,668	605,373	—		—
	3/07/2022	—	—	94,002	(3)	908,059
	2/10/2022	28,048	270,944	—		—
	2/10/2022	28,048	270,944	—		—
	2/10/2022	—	—	84,143	(4)	812,821
	2/10/2022	—	—	56,095	(5)	541,878
	9/09/2021	104,133	1,005,925	—		—
	2/10/2021	69,988	676,084	—		—
	2/13/2020	31,071	300,146	—		—
Aaron R. Reyes	2/10/2022	28,423	274,566	—		—
	2/10/2021	15,352	148,300	—		—
	2/13/2020	6,584	63,601	—		—
Robert C. Springer	3/07/2022	62,668	605,373	—		—
	3/07/2022	—	—	94,002	(3)	908,059
	2/10/2022	23,741	229,338	—		—
	2/10/2022	23,741	229,338	—		—
	2/10/2022	—	—	71,223	(4)	688,014
	2/10/2022	—	—	47,482	(5)	458,676
	9/09/2021	88,411	854,050	—		—
	2/10/2021	59,422	574,017	—		—
	2/13/2020	26,380	254,831	—		—
David M. Klein	2/10/2022	15,459	149,334	—		—
	2/10/2022	15,459	149,334	—		—
	2/10/2022	—	—	46,378	(4)	448,011
	2/10/2022	—	—	30,919	(5)	298,678
	9/09/2021	65,855	636,159	—		—
	2/10/2021	37,482	362,076	—		—
	2/13/2020	16,277	157,236	—		—
Christopher G. Ostapovicz	2/10/2022	17,668	170,673	—		—
	2/10/2022	17,668	170,673	—		—
	2/10/2022	—	—	53,004	(4)	512,019
	2/10/2022	—	—	35,336	(5)	341,346
	9/09/2021	68,394	660,686	—		—
	3/08/2021	27,940	269,900	—		—
(1)	The restricted stock awards are scheduled to vest as set forth below.

58	Sunstone Hotel Investors

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

		Bryan A.	Aaron R.	Robert C.	David M.	Christopher G.
Grant Date	Vesting Date	Giglia	Reyes	Springer	Klein	Ostapovicz
2/13/2020	2/13/2023	31,071	6,584	26,380	16,277	—
2/10/2021	2/15/2023	34,994	7,676	29,711	18,741	—
2/10/2021	2/15/2024	34,994	7,676	29,711	18,741	—
3/08/2021	2/15/2023	—	—	—	—	13,970
3/08/2021	2/15/2024	—	—	—	—	13,970
9/09/2021	2/28/2023	52,067	—	44,206	32,928	34,197
9/09/2021	9/30/2024	52,066	—	44,205	32,927	34,197
2/10/2022	2/15/2023	9,350	9,475	7,915	5,155	5,890
2/10/2022	2/15/2024	9,349	9,474	7,913	5,152	5,889
2/10/2022	2/15/2025	9,349	9,474	7,913	5,152	5,889
2/10/2022	2/15/2023	14,024	—	11,871	7,730	8,834
2/10/2022	2/15/2024	14,024	—	11,870	7,729	8,834
3/07/2022	3/07/2023	6,267	—	6,267	—	—
3/07/2022	3/07/2024	6,267	—	6,267	—	—
3/07/2022	3/07/2025	6,267	—	6,267	—	—
3/07/2022	3/07/2026	6,267	—	6,267	—	—
3/07/2022	3/07/2027	37,600	—	37,600	—	—
		323,956	50,359	284,363	150,532	131,670

(2)	The market value of the unvested restricted shares of common stock is based on the closing common stock price of $9.66 on the NYSE on December 31, 2022.
(3)	Represents the Promotion Performance RSUs, which may be earned as to one-fifth of the RSUs subject to such award upon achievement of average closing share price targets of $13.50, $15.00, $16.50, $18.00 and $19.50, in each case, during a 20 consecutive trading day period prior to the fifth anniversary of the grant date, assuming that each such share price target is met. Earned RSUs will vest, subject to the NEO’s continued service, on the later of the date on which the price per share target is achieved during the Promotion Performance Period and the Promotion Vesting Date.
(4)	Reflects Target performance for the applicable Annual Performance RSUs. The RSUs subject to the award are eligible to vest based on RSR performance over a three-year Performance Period commencing on January 1, 2022. In the event that Company TSR is negative for the Performance Period, the percentage of RSUs subject to the Annual Performance RSUs that vest will be reduced by 25%. With respect to such award, RSR would have been achieved above Threshold performance level but below Target performance level had the applicable performance period ended as of December 31, 2022.
(5)	Reflects Target performance for the applicable Transition Performance RSUs. The RSUs subject to the award are eligible to vest based on RSR performance over a two-year Performance Period commencing on January 1, 2022. In the event that Company TSR is negative for the Performance Period, the percentage of RSUs subject to the Transition Performance RSUs that vest will be reduced by 25%. With respect to such award, RSR would have been achieved above Threshold performance level but below Target performance level had the applicable performance period ended as of December 31, 2022.

2023 Proxy Statement	59

2022 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the vesting of restricted stock in 2022 for each NEO. The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings. No NEO held stock options or exercised any stock options during 2022.

2022 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
	Number of Shares	Value
	Acquired on	Realized Upon
Name	Vesting (#)	Vesting ($)(1)
Bryan A. Giglia	91,690	1,071,832
Aaron R. Reyes	19,166	224,082
Robert C. Springer	79,000	923,513
David M. Klein	48,262	564,240
Christopher G. Ostapovicz	13,971	165,836
Douglas M. Pasquale	199,291	2,257,967
(1)	Value realized upon vesting is calculated as the gross number of shares vested in February 2022 and March 2022 multiplied by the closing stock price on the vesting date on the NYSE ranging from $11.33 to $11.87.

60	Sunstone Hotel Investors

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Current NEOs are entitled to certain payments and benefits upon a qualifying termination of employment as defined in the Employment Agreements including a qualifying termination upon a change in control. The following discussion describes the payments and benefits to which our Current NEOs would have become entitled to upon a qualifying termination with and without a change in control, as applicable, occurring on December 31, 2022 and the payments and benefits provided to Mr. Pasquale in connection with his ceasing to serve as Interim CEO.

EMPLOYMENT AGREEMENTS (GIGLIA, REYES, SPRINGER, KLEIN, OSTAPOVICZ, AND PASQUALE)

Messrs. Giglia, Reyes, Springer, Klein, and Ostapovicz

Pursuant to their respective Employment Agreements, if the Company terminates the applicable NEO’s employment without “cause” or the NEO terminates his employment for “good reason” (each as defined in the applicable NEO’s Employment Agreement), then, conditioned upon the NEO’s timely execution (and non-revocation) of a general release of claims, the NEO will be entitled to receive (i) a cash severance payment equal to the sum of: (A) two times the sum of: (x) the NEO’s annual base salary as in effect on the date of termination, and (y) the greater of the NEO’s Target annual bonus for the year in which the termination occurs and the actual annual bonus paid with respect to the last completed calendar year preceding the termination date, (B) any earned but unpaid annual bonus for a prior calendar year, and (C) a pro-rated bonus for the year in which such termination occurs (based on the NEO’s Target level bonus), and (ii) Company-paid continued health insurance coverage for himself and his eligible family members for up to 18 months following the termination date. In addition, Company equity awards granted prior to January 1, 2022 will vest to the extent that such awards were scheduled to vest within the 12-month period immediately following the date of termination (or in full if such termination occurs within 12 months following a change in control of the Company), and Company equity awards granted on or after January 1, 2022 that vest solely based on the NEO’s continued employment or service will vest and become exercisable in full.

Pursuant to their respective Employment Agreements, if the applicable NEO’s employment is terminated by reason of death or “disability”, he (or his estate) will be entitled to receive (i) an amount equal to the sum of (A) 100% of his annual base salary then in effect, (B) any earned but unpaid annual bonus for the calendar year preceding the year in which such termination occurs, and (C) a pro-rated bonus for the calendar year in which the death or “disability” occurs (based on the NEO’s Target bonus), (ii) accelerated vesting of all outstanding time-based RSA awards, and (iii) Company-paid continued health insurance coverage for himself and/or his eligible family members for up to 18 months following the termination date.

We believe that job security and terminations of employment are causes of significant concern and uncertainty for senior executives and that providing protections to our Current NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations.

Mr. Pasquale

In connection with Mr. Pasquale ceasing to serve as Interim CEO, in accordance with Mr. Pasquale’s employment agreement with the Company, Mr. Pasquale’s RSA award granted to him in September 2021 upon his appointment as Interim CEO vested in full and he received a cash performance bonus in an amount equal to $1,800,000, which was determined by the Compensation Committee based on Mr. Pasquale’s performance as Interim CEO. Based on our common stock’s closing price on the date of vesting of $11.33 per share, the value of the RSAs that vested upon Mr. Pasquale ceasing to serve as Interim CEO was $2,257,967. Effective September 1, 2022, Mr. Pasquale ceased to serve as Executive Chairman and resumed his role as independent Chairman of the Board on September 2, 2022. We did not pay or provide Mr. Pasquale with severance payments in connection with his ceasing to serve as Executive Chairman.

2023 Proxy Statement	61

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

EQUITY AWARD AGREEMENTS (GIGLIA, SPRINGER, KLEIN AND OSTAPOVICZ)

Performance RSUs (Annual and Transition)

Pursuant to the applicable award agreements, if an NEO’s service is terminated by the Company without “cause”, by the NEO for “good reason”, or due to the NEO’s death or “disability” (each as defined in the applicable award agreement), in any case, prior to the completion of the applicable Performance Period, the Performance RSU Awards will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual performance as of and assuming the completion of the applicable Performance Period as of the date of such termination, prorated based on the number of days during the applicable Performance Period through and including the date of such termination, upon the administrators’ determination, within 45 days following the date of the NEO’s termination of service. Any such RSUs that do not become fully vested in accordance with the preceding sentence upon the administrator’s determination will be cancelled and forfeited by the NEO.

In addition, in the event that (i) a change in control of the Company occurs prior to the completion of the applicable Performance Period, (ii) the NEO has not incurred a termination of service prior to such change in control and (iii) the Performance RSU Awards are not converted, assumed or replaced by the surviving entity in such change in control, the Performance RSU Awards will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual performance levels as of, and assuming the completion of, the applicable Performance Period as of the date of such change in control. Any such RSUs that have not fully vested as of the date on which the change in control occurs will be cancelled and forfeited by the NEO.

Promotion Time-Based RSAs

Pursuant to the applicable award agreements, in the event of a change in control of the Company or a termination of Mr. Giglia’s and/or Mr. Springer’s, as applicable, service by the Company without “cause” or by Mr. Giglia and/or Mr. Springer, as applicable, for “good reason”, the shares subject to the Promotion Time-Based RSAs will vest in full. Except as provided in the foregoing sentence, unless the Compensation Committee determines otherwise, upon termination of Mr. Giglia’s and/or Mr. Springer’s, as applicable, service with the Company (e.g. death or “disability”), all unvested Promotion Time-Based RSAs will be forfeited.

Promotion Performance RSUs

Pursuant to the applicable award agreements, if Mr. Giglia’s and/or Mr. Springer’s, as applicable, service is terminated by the Company without “cause”, by Mr. Giglia and/or Mr. Springer, as applicable, for “good reason”, or due to death or “disability”, in each case, prior to the completion of the applicable Performance Period, the Promotion Performance RSUs will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual achievement of stock price targets as of the date of such termination and assuming the Promotion Vesting Date occurred as of the date of such termination. Any such RSUs that are not fully earned and vested as of the date on which such termination occurs will be cancelled and forfeited by Mr. Giglia and/or Mr. Springer, as applicable.

In addition, pursuant to the applicable award agreements, in the event that a change in control of the Company occurs prior to the completion of the Performance Period, if Mr. Giglia and/or Mr. Springer, as applicable, has not incurred a termination of service prior to such change in control and the Promotion Performance RSUs are not converted, assumed or replaced by the surviving entity in such change in control, the Promotion Performance RSUs will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual achievement of stock price targets as of the date of such change in control and assuming the Promotion Vesting Date occurred as the date of such change in control. Any such RSUs that are not fully earned and vested as of the date on which the change in control occurs will be cancelled and forfeited by Mr. Giglia and/or Mr. Springer, as applicable.

62	Sunstone Hotel Investors

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Retention Program Awards

The RSAs granted to each of Messrs. Giglia, Springer, Klein and Ostapovicz in September of 2021 pursuant to a one-time retention program (the “Retention Program”) will vest in full upon a termination of the NEO’s employment by the Company without “cause”, by the NEO for “good reason” (each as defined in the applicable NEO’s employment agreement) or by reason of the NEO's death or “disability”, in each case subject to the NEO’s (or his estate’s) timely execution and non-revocation of a general release of claims.

POTENTIAL PAYMENTS

The following table summarizes the amounts that would have been paid to each of Messrs. Giglia, Reyes, Springer, Klein, and Ostapovicz in connection with the events listed below, assuming such events occurred on December 31, 2022. The payments made to Mr. Pasquale in connection with his ceasing to serve as Interim CEO are discussed above.

			Health		Unvested
	Severance		Insurance		Stock
Name	Amount ($)		Coverage ($)		Awards ($)		Total ($)
Bryan A. Giglia
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	3,630,000	(1)	40,217	(2)	3,164,969	(3)	6,835,186
Death or "Disability"	1,410,000	(4)	40,217	(2)	2,897,639	(5)	4,347,856
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	3,630,000	(1)	40,217	(2)	4,063,387	(6)	7,733,604
Aaron R. Reyes
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	1,625,000	(1)	12,122	(2)	412,318	(3)	2,049,440
Death or "Disability"	650,000	(4)	12,122	(2)	486,468	(5)	1,148,590
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	1,625,000	(1)	12,122	(2)	486,468	(6)	2,123,590
Robert C. Springer
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	3,327,500	(1)	46,681	(2)	2,776,158	(3)	6,150,339
Death or "Disability"	1,292,500	(4)	46,681	(2)	2,457,793	(5)	3,796,974
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	3,327,500	(1)	46,681	(2)	3,537,504	(6)	6,911,685
David M. Klein
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	2,125,000	(1)	50,867	(2)	1,479,015	(3)	3,654,882
Death or "Disability"	850,000	(4)	50,867	(2)	1,660,053	(5)	2,560,920
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	2,125,000	(1)	50,867	(2)	1,968,925	(6)	4,144,792
Christopher G. Ostapovicz
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	2,000,000	(1)	49,497	(2)	1,372,317	(3)	3,421,814
Death or "Disability"	800,000	(4)	49,497	(2)	1,507,267	(5)	2,356,764
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	2,000,000	(1)	49,497	(2)	1,860,264	(6)	3,909,761
(1)	Pursuant to the terms of each Current NEO’s Employment Agreement, if the NEO’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason”, the severance payment is the sum of the following: (A) (1) earned but unpaid base salary, (2) accrued but unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the “Accrued Obligations”); and (B) a severance amount equal to the sum of: (1) two times the sum of (i) the NEO’s base salary in effect on the date of termination (which was $600,000, $325,000, $550,000, $425,000 and $400,000 for Messrs. Giglia, Reyes,

2023 Proxy Statement	63

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Springer, Klein and Ostapovicz, respectively in 2022), and (ii) the greater of (x) the target annual cash bonus (which was $810,000, $325,000, $742,500, $425,000 and $400,000 for Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz, respectively in 2022) and (y) the actual annual cash bonus paid to the NEO with respect to the last full calendar year immediately preceding the date of termination (which was $169,065, $228,700, $143,540, $104,713 and $108,750 for Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz, respectively), and (2) a pro-rata portion of the annual cash bonus for the partial calendar year in which the date of termination occurs, determined by multiplying the target annual cash bonus (which was $810,000, $325,000, $742,500, $425,000 and $400,000 for Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz, respectively) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365. The severance figure in the table does not include any Accrued Obligations.
(2)	Pursuant to the terms of each Current NEO’s Employment Agreement, the Company shall provide group health coverage for the NEO and his eligible family members for a period of up to 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium totaling $40,217, $12,122, $46,681, $50,867 and $49,497 for Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz, respectively.
(3)	Pursuant to the terms of each Current NEO’s Employment Agreement, if the NEO’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason”, the portion of any then-outstanding restricted stock and other equity awards granted prior to January 1, 2022 will vest to the extent that such awards were scheduled to vest within the 12-month period immediately following the date of termination, and any then-outstanding restricted stock and other equity awards granted on or after January 1, 2022 that vest solely based on the NEO’s continued employment or service will vest and become exercisable in full. Notwithstanding the foregoing, if any Current NEO experiences a “qualifying termination” (as defined in the Current NEO’s Employment Agreement), vesting of the restricted stock granted under the Retention Program will accelerate in full subject to the execution of a general release, excluding Mr. Reyes who did not participate in the Retention Program. In addition, pursuant to the applicable award agreements, if an NEO’s service is terminated by the Company without “cause” or by the NEO for “good reason”, prior to the completion of the applicable Performance Period, the Performance RSU Awards will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual performance as of and assuming the completion of the applicable Performance Period as of the date of such termination, prorated based on the number of days during the applicable Performance Period through and including the date of such termination. For Messrs. Giglia and Springer, the shares subject to the Promotion Time-Based RSAs will vest in full and the Promotion Performance RSUs will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual achievement of stock price targets as of the date of such termination and assuming the Promotion Vesting Date occurred as the date of such termination. Amounts reported are based on the closing common stock price of $9.66 on the NYSE as of December 31, 2022.
(4)	Pursuant to the terms of each Current NEO’s Employment Agreement, if the NEO’s employment with the Company is terminated by reason of death or “disability”, he or, as appropriate, his estate or beneficiaries will be paid a severance amount equal to the sum of: (i) the Accrued Obligations, (ii) 100% of his annual base salary then in effect (which was $600,000, $325,000, $550,000, $425,000 and $400,000 for Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz, respectively) and (iii) a pro-rata portion of the annual cash bonus for the partial calendar year in which the date of termination occurs, determined by multiplying the target annual cash bonus (which was $810,000, $325,000, $742,500, $425,000 and $400,000 for Messrs. Giglia, Reyes, Springer, Klein and Ostapovicz, respectively ) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365. The severance figure in the table does not include any Accrued Obligations.
(5)	Pursuant to the terms of each Current NEO’s Employment Agreement, if the NEO’s employment with the Company is terminated by reason of death or “disability”, he or, as appropriate, his estate or beneficiaries will fully vest in all then-outstanding restricted stock and other equity awards to the extent such outstanding awards, excluding the Promotion Time-Based RSAs, were scheduled to vest solely based on the passage of time and the NEO’s continued employment or service with the Company. In addition, pursuant to the applicable award agreements, if an NEO’s service is terminated by reason of death or “disability” prior to the completion of the applicable Performance Period, the Performance RSU Awards will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual performance as of and assuming the completion of the applicable Performance Period as of the date of such termination, prorated based on the

64	Sunstone Hotel Investors

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

number of days during the applicable Performance Period through and including the date of such termination. For Messrs. Giglia and Springer, the Promotion Performance RSUs will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual achievement of stock price targets as of the date of such termination and assuming the Promotion Vesting Date occurred as the date of such termination. Amounts reported are based on the closing common stock price of $9.66 on the NYSE as of December 31, 2022.
(6)	Pursuant to the terms of each Current NEO’s Employment Agreement, if the executive’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason” in connection with a change of control, the portion of any then-outstanding restricted stock and other equity awards that vest solely based on the NEO’s continued employment or service will vest and become exercisable in full. In addition, pursuant to the applicable award agreements, if an NEO’s service is terminated by the Company without “cause” or by the NEO for “good reason,” in connection with a change of control prior to the completion of the applicable Performance Period, the Performance RSU Awards will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual performance as of and assuming the completion of the applicable Performance Period as of the date of such termination, and such RSUs shall become fully vested. For Messrs. Giglia and Springer, the shares subject to the Promotion Time-Based RSAs will vest in full and the Promotion Performance RSUs will vest with respect to a number of RSUs equal to the number of RSUs which would have vested based on actual achievement of stock price targets as of the date of such termination and assuming the Promotion Vesting Date occurred as the date of such change of control. Amounts reported are based on the closing common stock price of $9.66 on the NYSE as of December 31, 2022.

2023 Proxy Statement	65

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S - K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Bryan A. Giglia, our CEO as of December 31, 2022. The pay ratio specified below is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S - K.

For 2022, our last completed fiscal year:

●	the median of the annual total compensation of all of our employees (other than our CEO) was $206,806; and
●	the annual total compensation of our CEO was $5,368,985. This amount differs from the amount reported in the “total” column of the SCT as disclosed in “Executive Compensation” due to the annualization of Mr. Giglia’s compensation for purposes of this Pay Ratio Disclosure.

Based on this information, for 2022, our CEO’s annual total compensation was 26.0 times that of the median of the annual total compensation of all of our employees (other than our CEO).

DETERMINING THE MEDIAN EMPLOYEE

Employee Population. We determined that, as of December 31, 2022, our employee population, excluding our CEO, consisted of 39 full-time employees.

Methodology for Determining Our Median Employee. To identify the median employee from our employee population, we reviewed the annual total compensation of each of our 39 employees in the same manner as calculated for the annual total compensation of our CEO.

COMPENSATION MEASURE AND ANNUAL TOTAL COMPENSATION OF MEDIAN EMPLOYEE

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $206,806.

ANNUAL TOTAL COMPENSATION OF CEO

In accordance with SEC rules, we elected to use the annualized annual total compensation of our CEO who was serving as our PEO on December 31, 2022. To calculate the annual total compensation paid or provided to Mr. Giglia in the position of PEO, we annualized Mr. Giglia’s annual base salary following his appointment as CEO on March 7, 2022 and otherwise used the amounts reported in our 2022 SCT included in the “Executive Compensation” section of this Proxy Statement.

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PAY VERSUS PERFORMANCE DISCLOSURE

PAY VERSUS PERFORMANCE TABLE

	Summary Compensation						Average	Average	Value of Initial Fixed
	Table Total (1)			Compensation Actually Paid (2)			Summary	Compensation	$100 Investment
	PEO 1	PEO 2	PEO 3	PEO 1	PEO 2	PEO 3	Compensation	Actually	Based On:
	John V.	Douglas M.	Bryan A.	John V.	Douglas M.	Bryan A.	Table Total	Paid		Peer	Net Income	AFFO
	Arabia	Pasquale	Giglia	Arabia	Pasquale	Giglia	Non-PEO NEOs	Non-PEO NEOs	Company	Group	(Loss)	Per Share
Year	($)	($)	($)	($)	($)	($)	($) (3) (4)	($) (3) (5)	TSR ($)	TSR ($) (6)	($ thousands)	($) (7)
2022	—	3,056,142	5,360,331	—	2,976,426	4,470,301	2,698,018	2,264,209	70.53	76.49	90,766	0.87
2021	8,161,442	2,913,754	—	8,457,333	2,891,832	—	1,933,105	2,304,828	84.75	90.32	32,995	0.09
2020	4,472,998	—	—	3,437,021	—	—	1,810,688	1,492,792	81.86	76.40	(410,506)	(0.68)
(1)	Amounts represent the compensation reported in the “Total” column for the applicable PEO in the SCT as disclosed in “Executive Compensation.”
(2)	Amounts reported under Compensation Actually Paid (“CAP”) represent the amount of CAP to the applicable PEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the applicable PEO during each year.
a.	Mr. Arabia separated from employment with the Company effective as of September 2, 2021 and Mr. Pasquale ceased to serve as Interim CEO upon the appointment of Mr. Giglia as CEO on March 7, 2022.
b.	In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to each PEO’s total compensation for each fiscal year presented to determine the CAP:

	John V. Arabia		Douglas M. Pasquale		Bryan A. Giglia
Name	2020	2021	2021	2022	2022
SCT Total Compensation	$4,472,998	$8,161,442	$2,913,754	$3,056,142	$5,360,331
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT for Applicable Fiscal Year ("FY")	(2,788,927)	—	(2,532,343)	—	(3,616,381)
Increase based on ASC 718 Fair Value of Awards Granted During Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	2,314,923	—	2,337,683	—	3,154,790
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	987,196	—	—	—
Change in Value in Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(444,245)	—	—	—	(424,747)
Change in Value in Awards Granted during Prior FY that Vested during Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(117,728)	80,325	172,738	(79,716)	(3,692)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	(771,630)	—	—	—
CAP to PEO	$3,437,021	$8,457,333	$2,891,832	$2,976,426	$4,470,301

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PAY VERSUS PERFORMANCE DISCLOSURE

c.	Fair value or change in fair value, as applicable, of equity awards in the CAP columns was determined by (i) for time-based RSAs, the closing stock price on the applicable year-end date(s) or, in the case of awards vesting during the applicable year, the closing stock price on the applicable vesting date(s); and (ii) for performance-based RSUs, the same valuation methodology as the Performance RSU’s in the SCT above, the grant date fair value was calculated using a Monte Carlo simulation valuation model as of the applicable year-end date and including assumptions expected for volatility of our stock price, dividend yield, and risk-free rate.
(3)	The Non-PEO NEO’s include the individuals indicated in the table below for each fiscal year.

Year	Non-PEO NEOs
2022	Aaron R. Reyes, Robert C. Springer, David M. Klein and Christopher G. Ostapovicz
2021	Bryan A. Giglia, Robert C. Springer, David M. Klein, Christopher G. Ostapovicz and Marc A. Hoffman
2020	Bryan A. Giglia, Marc A. Hoffman, Robert C. Springer and David M. Klein

(4)	As a result of the change to our NEO’s Annual Equity Incentive Award program, no awards were granted to our Non-PEO NEOs with respect to the satisfaction of performance related to calendar year 2021. See “Compensation Discussion and Analysis—2022 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the changes in our equity award program.
(5)	Amounts reported under “Average Compensation Actually Paid” represent the amount of average CAP to the Average Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs during each year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the average Non-PEO NEOs total compensation for each year to determine the CAP:

	Average Non-PEO NEOs
Name	2020	2021	2022
SCT Total Compensation	$1,810,688	$1,933,105	$2,698,018
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT for Applicable FY	(1,009,700)	(1,404,041)	(1,586,916)
Increase based on ASC 718 Fair Value of Awards Granted During Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	907,199	1,452,287	1,367,319
Change in Value in Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(170,610)	16,738	(213,260)
Change in Value in Awards Granted during Prior FY that Vested during Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(44,785)	306,739	(952)
CAP to Average Non-PEO NEOs	$1,492,792	$2,304,828	$2,264,209

a.	Fair value or change in fair value, as applicable, of equity awards in the average CAP column was determined by (i) for time-based RSAs, the closing stock price on the applicable year-end date(s) or, in the case of awards vesting during the applicable year, the closing stock price on the applicable vesting date(s); and (ii) for performance-based RSUs, the same valuation methodology as the Performance RSU’s in the SCT above, the grant date fair value was calculated using a Monte Carlo simulation valuation model as of the applicable year-end date and including assumptions expected for volatility of our stock price, dividend yield, and risk-free rate.

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PAY VERSUS PERFORMANCE DISCLOSURE

(6)	For each applicable fiscal year, the cumulative Peer Group TSR (the “Peer Group TSR”) represents the FTSE Nareit Equity Lodging/Resorts Index.
(7)	AFFO per share is a non-GAAP measure. We compute the AFFO per share component by adjusting FFO, which we calculate in accordance with standards established by Nareit, for certain noncash or nonrecurring items. AFFO is then divided by our weighted average share count, including those shares associated with unvested time-based RSAs, for each applicable year. For more information, see our “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2022. Amortization of deferred stock compensation has been added to the Company adjustments to AFFO per share for 2020 and 2021 to conform to the 2022 presentation.

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES

The following list includes the most important performance measures used to link NEO compensation to our Company performance in 2022. See “Compensation Discussion and Analysis—2022 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the performance measures.

Most Important Performance Measures
Relative Total Stockholder Return
Adjusted Funds from Operations per Share
Capital Recycling

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PAY VERSUS PERFORMANCE DISCLOSURE

DESCRIPTION OF RELATIONSHIP BETWEEN PAY AND PERFORMANCE

These graphs compare the CAP to our PEO’s and the average of the CAP to our remaining NEOs, with (i) our cumulative TSR, (ii) the cumulative Peer Group TSR, (iii) our Net Income (Loss), and (iv) our AFFO per share for the fiscal years ended December 31, 2020, 2021 and 2022. The amounts shown in 2021 for PEO 1, Mr. Arabia, includes $7,569,546 additional expense related to his separation from employment with the Company.

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DIRECTOR COMPENSATION

BOARD MEMBER CASH AND EQUITY-BASED COMPENSATION

Based on its own analyses and on a report prepared by FPC in 2022 (discussed below), the Compensation Committee, together with all other members of the Board, approved the following compensation structure for our Board, which remained in place until December 31, 2022.

●	$60,000 annual cash retainer paid to each member of the Board.
●	$60,000 annual cash retainer paid to the chair of the Board.
●	$20,000 annual cash retainer paid to the chairs of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board.
●	$10,000 annual cash retainer paid to each member (other than the chair) of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board.
●	No meeting fees for Board and Committee meetings are paid unless, in the applicable 12 - month period, the aggregate number of Board meetings exceeds eight or the aggregate number of each of the Audit, Compensation or Nominating and Corporate Governance Committee meetings exceeds eight (in which case participant members of the Board or any Committee will be paid $1,500 for each meeting in excess of eight).
●	Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors. In addition, directors are entitled to receive a maximum annual reimbursement credit of $5,000 for room and tax expenditures incurred at our hotels and resorts when on personal travel and may participate in our matching charitable gift program up to a maximum of $5,000.
●	$105,000 fully vested annual stock retainer granted to each member of the Board.
●	$60,000 fully vested annual stock retainer granted to the chair of the Board.

While serving as Interim CEO and Executive Chairman, Mr. Pasquale was not eligible to receive any compensation payable as either a Director or as Chairman of the Board. The Compensation Committee reviewed Mr. Pasquale’s independent chair compensation in conjunction with the full Board compensation review and the 2022 FPC Board Compensation Report and concluded that no changes should be made based on Mr. Pasquale’s REIT expertise, board experience, and substantial contributions to the Company. Additionally, the Compensation Committee recognized the significant additional time commitment and guidance provided by Mr. Pasquale that goes above and beyond what is typically required by other directors.

During 2021, the Board established the Investment Committee and an ad hoc Search Committee. The Search Committee was created to direct the search for a new CEO and was dissolved following the appointment of Mr. Giglia as CEO in March 2022. The Investment Committee was active for one year and dissolved in September 2022. The Compensation Committee, together with the Board, approved the following compensation structure for these committees:

●	$50,000 annual cash retainer paid to the chair of the Investment Committee of the Board.
●	$20,000 annual cash retainer paid to each member (other than the chair) of the Investment Committee of the Board.
●	$5,000 monthly cash retainer paid to the chair of the Search Committee during such time as the Search Committee was active.
●	$3,500 monthly cash retainer paid to each member (other than the chair) of the Search Committee during such time as the Search Committee was active.

2023 Proxy Statement	71

DIRECTOR COMPENSATION

2022 INDEPENDENT DIRECTOR COMPENSATION

	Fees Earned or	Stock
Name (1)	Paid in Cash ($)(2)	Awards ($)(3)	Total ($)
W. Blake Baird	107,497	109,466	216,963
Andrew Batinovich	117,647	109,466	227,113
Monica S. Digilio	102,000	109,466	211,466
Kristina M. Leslie	100,350	109,466	209,816
Murray J. McCabe	94,209	109,466	203,675
Verett Mims	86,859	109,466	196,325
(1)	Compensation received by Mr. Pasquale for services on the Board in 2022 is reported in the corresponding column of the SCT in “Executive Compensation.”
(2)	The amounts in this column represent cash compensation earned by the applicable director during 2022. Compensation for service on the Board and its Committees is payable quarterly in arrears.
(3)	The amounts in this column represent the grant date fair value for grants of fully vested stock made to the director in 2022 as prescribed by ASC Topic 718. To determine the number of shares granted to each director, the amount of the grant, $105,000, was divided by the average closing price of the Company’s stock over the 20 trading days ending three trading days prior to the grant date. For more information, please see note 12 to our audited financial statements contained in our Annual Report on Form 10 - K for 2022.

INDEPENDENT REVIEW OF DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to the Board on compensation and benefits for the independent directors. The Compensation Committee generally reviews the compensatory arrangement for the independent directors biennially.

2022 FPC Board Compensation Report. During the first quarter of 2022, FPC’s report detailed the 2020 director compensation programs (as disclosed in the 2021 proxy statements) for two select groups of publicly - traded REITs as of December 31, 2021, comprised of (a) a hotel peer group consisting of 10 companies with implied total capitalizations ranging from approximately $2.0 billion to $18.8 billion and (b) a size/geographic peer group consisting of 12 companies with implied total capitalizations ranging from approximately $2.5 billion to $9.7 billion compared to the Company’s consolidated total capitalization of $3.7 billion. Findings from the 2022 FPC Board Compensation Report were used to set the 2022 independent director compensation.

Based on the 2022 FPC report and current market trends, the Compensation Committee recommended that no changes were necessary for the independent directors’ compensation for 2022.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2022, we have not entered into any transactions and there are no currently proposed transactions, in which we were or are to be a participant, where the amount involved exceeds $120,000, and any related person had or will have a direct or indirect material interest. We have adopted a written policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed by or has an interest of 5% or more. Our Nominating and Corporate Governance Committee may take into account in its decision process, among other factors it deems appropriate, due inquiries of disinterested members of management, disinterested directors and legal counsel.

2023 Proxy Statement	73

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The committee has appointed Ernst & Young LLP as our independent registered public accounting firm, who will audit our consolidated financial statements for 2023 and the effectiveness of our internal control over financial reporting as of December 31, 2023. This appointment has been submitted to you for your ratification. The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. If you do not ratify the appointment of Ernst & Young LLP, the committee will reconsider their appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting, and will have an opportunity to speak and respond to your questions.

FEE INFORMATION

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2022 and 2021 were as follows:

Description of Services	2022	2021
Audit Fees	$1,150,000	$1,122,213
Audit-Related Fees	—	—
Tax Fees	13,036	6,360
All Other Fees	—	1,450
Total Fees	$1,163,036	$1,130,023

In the above table, in accordance with the definitions of the SEC, “audit fees” are fees and expenses paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10 - K and the review of the unaudited financial statements included in our quarterly reports on Form 10 - Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2022 and 2021, audit fees, exclusive of out-of-pocket expenses, consisted primarily of $1,087,000 and $946,000, respectively, for the full - year audit, quarterly reviews and the audit of our internal control over financial reporting and $63,000 and $171,820, respectively, for services related to statutory and regulatory filings and public offerings.

“Audit-related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services. “All Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

AUDIT COMMITTEE PRE - APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a pre - approval policy requiring that the Audit Committee pre - approve all audit and permissible non - audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre - approval but which will exceed pre - approved cost limits will require separate pre - approval by the Audit Committee. The Audit Committee has delegated to its chair the authority to grant the required approvals for all audit and permissible non - audit services to be performed by Ernst & Young LLP, provided that the chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2022 were approved by the Audit Committee pursuant to its pre - approval policy.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The Audit Committee (the “Committee”) of the Board of Directors (“Board”) of Sunstone Hotel Investors, Inc. (“Sunstone” or the “Company”) is composed of three directors, each of whom meet the independence and other requirements of the New York Stock Exchange, and all of whom qualify as “audit committee financial experts” within the meaning of Item 401(e) of Regulation S-K of the Sarbanes-Oxley Act of 2002. The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. You can view the charter in the Corporate Governance section of our website at www.sunstonehotels.com. The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee.

Management of Sunstone has responsibility for preparing the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, acting as independent registered public accountants, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. Ernst & Young LLP also is responsible for auditing Sunstone’s effectiveness of internal controls over financial reporting and issuing a report thereon. The Committee is responsible for the integrity of the Company’s financial statements and internal control structure on behalf of the Board. The Committee met four times during 2022, including meetings regularly with Ernst & Young LLP and the internal auditor, both privately and with management present. In addition, before each Committee meeting, the Chair of the Committee holds a discussion with the Ernst & Young LLP audit partner.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2022 as well as the interim financial statements for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022. These reviews included a discussion:

●	of critical accounting policies of the Company and potential or planned future changes to accounting standards and any impact their implementation could have on the Company’s financial statements;
●	of the reasonableness of significant financial reporting estimates and judgments made in connection with the financial statements, including the quality (and not just acceptability) of the Company’s accounting policies;
●	with the Company’s internal and independent auditors of the scope for their respective audits, the results of their respective reviews and their evaluations of the overall quality of the Company’s internal controls and financial reporting;
●	of the written disclosures and the letter from Ernst & Young LLP that is required by the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the Audit Committee concerning independence; and
●	of the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

The Committee has also discussed with the independent auditors the matters required to be discussed under PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB.

2023 Proxy Statement	75

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

Among other matters, the Committee also:

●	reviewed the level of fees paid relative to fees paid by peers and companies of similar size and geographic location, and engaged the internal and independent auditor and appointed Ernst & Young LLP to serve in the capacity of independent auditor during 2022;
●	reviewed Ernst & Young’s performance, qualifications, technical expertise, efficiency of services provided, knowledge of the Company operations and industry and quality control procedures in its determination to recommend the retention of Ernst & Young LLP, including reviewing reports on Ernst & Young provided by the PCAOB and reviewing Ernst & Young’s performance from the perspective of the members of senior management;
●	reviewed and approved the Company’s policy for the pre - approval of audit and permitted non - audit services by the independent auditor and reviewed and approved fees and services;
●	consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment including meetings between the chair of the Committee and the lead audit partner;
●	reviewed significant legal developments which affect or could affect the Company;
●	reviewed the Company’s cybersecurity policies, procedures and systems in-place to protect the Company’s financial and other proprietary data;
●	reviewed communications from and management’s responses to governmental agencies for matters of material significance;
●	reviewed and approved the type and presentation of information, including earnings guidance, to be included in the Company’s earnings releases and financial supplemental disclosures; and
●	reviewed and responded to any calls placed on the Sunstone Business Conduct and Ethics Line.

Members of the Committee are not full - time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to the Board the inclusion of the audited financial statements in Sunstone’s 2022 Annual Report on Form 10 - K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Kristina M. Leslie, Chair
Andrew Batinovich
Verett Mims

March 22, 2023

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MISCELLANEOUS

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2024 Annual Meeting pursuant to SEC Rule 14a-8 must be received by the Secretary of Sunstone no later than 5:00 p.m. Pacific Time on November 23, 2023, to be considered for inclusion in our proxy statement and proxy card relating to the 2024 Annual Meeting. In addition, any stockholder who wishes to propose a nominee to the Board or submit any other matter to a vote at the 2024 Annual Meeting (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than October 24, 2023 and no later than 5:00 p.m. Pacific Time on November 23, 2023 and must comply with the other provisions and requirements of Article II, Section 2.11 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Additionally, any stockholder who wishes to propose a nominee to the Board for inclusion in our proxy materials for the 2024 Annual Meeting pursuant to our proxy access bylaw must deliver such information to our Secretary no earlier than October 24, 2023 and no later than 5:00 p.m. Pacific Time on November 23, 2023 and must comply with the other provisions and requirements of Article II, Section 2.16 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2024.

We intend to file the Proxy Statement and a white proxy card with the SEC in connection with our solicitation of proxies for our 2024 Annual Meeting of Stockholders. Stockholders may obtain the Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of holdings and ownership changes with the SEC. Based solely on our review of the copies of such reports furnished to us, we believe that during 2022 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis, except for a Form 4 for Robert C. Springer, dated June 13, 2022, which reported the uninstructed and inadvertent disposition of 0.9581 of a share of Sunstone common stock on June 3, 2022, which was filed late as a result of a late notice of the uninstructed sale of a fractional share.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement, Annual Report or Notice Card, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders may be householding the Company’s proxy materials. If you receive a householding notification from your broker, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by your broker. Once you receive notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, if you receive a householding notification and wish to receive a separate Proxy Statement, Annual Report or Notice Card, as applicable, at your address, you should also contact your broker directly.

If you wish to receive a separate set of proxy materials for the 2023 Annual Meeting, we will deliver them promptly upon request sent to Sunstone Hotel Investors, Inc., 15 Enterprise, Suite 200, Aliso Viejo, California 92656, Attention: Secretary.

2023 Proxy Statement	77

MISCELLANEOUS

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all or portions of 2022, W. Blake Baird, Andrew Batinovich, Monica S. Digilio, and Kristina M. Leslie served on our Compensation Committee. None of the members of our Compensation Committee is or has been a former or current executive officer or employee of the Company. During 2022, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions.

Mr. Pasquale currently serves as Lead Independent Director on the board of directors of Terreno Realty Corporation. He served as a member of Terreno Realty Corporation’s compensation committee commencing on September 2, 2022 after he resumed his role of independent Chairman of the Board for the Company. Mr. Baird serves as Chairman of the Board and Chief Executive Officer of Terreno Realty Corporation. Mr. Baird joined as a member of Sunstone’s Compensation Committee on September 2, 2022. Mr. Pasquale was not a member of the compensation committee of Terreno Realty Corporation, nor was Mr. Baird a member of the Company’s Compensation Committee, during the period in which Mr. Pasquale served as our Interim CEO or Executive Chairman. None of our other executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2022.

OTHER INFORMATION

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $25,000.

By Order of the Board of Directors

Bryan A. Giglia
Chief Executive Officer

Aliso Viejo, California
March 22, 2023

78	Sunstone Hotel Investors

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D96930-P84014 For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! SUNSTONE HOTEL INVESTORS, INC. 15 ENTERPRISE SUITE 200 ALISO VIEJO, CA 92656 1a. W. Blake Baird 1d. Kristina M. Leslie 1b. Andrew Batinovich 1c. Monica S. Digilio 1f. Verett Mims Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1e. Murray J. McCabe 1g. Douglas M. Pasquale 2. Ratification of the Audit Committee's appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2023. 3. Advisory vote to approve the compensation of Sunstone's named executive officers, as set forth in Sunstone's Proxy Statement for the 2023 Annual Meeting. 4. Advisory vote on the frequency of holding an advisory vote on the compensation of Sunstone's named executive officers. NOTE: Transaction of such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "1 YEAR" ON PROPOSAL 4. THE PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 22, 2023. 1. Election of the following seven nominees to serve as directors until the next Annual Meeting and until their successors are elected and qualified: SUNSTONE HOTEL INVESTORS, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. The Board of Directors recommends you vote 1 YEAR on proposal 4. ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 3, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

D96931-P84014 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting and Proxy Statement are available at www.proxyvote.com. PROXY SUNSTONE HOTEL INVESTORS, INC. This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 4, 2023 The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation ("Sunstone"), hereby appoints Aaron R. Reyes and David M. Klein (the "Proxy Holders"), with full power of substitution, as proxy for the undersigned to attend and represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at the Hyatt Regency San Francisco, 5 Embarcadero Center, San Francisco, CA 94111, at 8:30 a.m. Pacific Time on May 4, 2023, and any adjournment or postponement thereof (the "Annual Meeting"), and to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares. WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "1 YEAR" ON PROPOSAL 4. THE VOTE ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS OF SUNSTONE RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "1 YEAR" ON PROPOSAL 4. You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote the shares unless you sign and return this card or, if you own shares through a bank or broker that provides for voting proxy by phone or over the Internet, by submitting your vote by phone or over the Internet in accordance with your bank’s or broker’s instructions. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)